Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.1

Execution Version

CONFIDENTIAL

COLLABORATION AND LICENSE AGREEMENT

Between

CARIBOU BIOSCIENCES, INC.

And

ABBVIE MANUFACTURING MANAGEMENT UNLIMITED COMPANY

Dated as of February 9, 2021

CONFIDENTIAL

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 MANAGEMENT OF THE COLLABORATION		19

2.1	Joint Governance Committee.	19
2.2	Specific Responsibilities.	19
2.3	Meetings and Minutes.	19
2.4	Procedural Rules.	19
2.5	Decision-Making.	20
2.6	Alliance Managers.	20
2.7	Discontinuation of Committees.	20
2.8	Interactions Between a Committee and Internal Teams.	20
2.9	Working Groups.	21
2.10	Expenses.	21
2.11	Authority.	21

ARTICLE 3 RESEARCH COLLABORATION		21

3.1	Research Collaboration Overview.	21
3.2	Program Slots; Research Plans.	21
3.3	Conduct of Research Plan.	24
3.4	Caribou Optional and Opt In Technology.	24
3.5	Research Reports	24
3.6	Data Packages	25
[***]
3.8	Research Costs.	25
3.9	Third Party Providers.	26
3.10	Supply of Technology for Development Purposes	26
3.11	Provision of Certain Materials.	27
3.12	Regulatory Matters.	27

ARTICLE 4 DEVELOPMENT AND COMMERCIALIZATION BY ABBVIE		28

4.1	AbbVie Development and Commercialization.	28
4.2	Transition Plan.	28
4.3	Caribou Transition Obligation.	28
4.4	Manufacturing.	28
4.5	Diligence.	29
4.6	Booking of Sales; Distribution.	29
4.7	Product Trademarks.	29
4.8	Markings.	30

ARTICLE 5 GRANT OF RIGHTS		30

5.1	Grants to AbbVie.	30
5.2	Grants to Caribou.	31
5.3	Sublicenses.	31
5.4	Distributorships.	31
5.5	Existing IP Agreements.	31
5.6	Future In-License Agreements.	31
5.7	Retention of All Other Rights.	34
[***]
5.9	Exclusivity.	35

ARTICLE 6 PAYMENTS AND RECORDS.		35

6.1	Upfront Payment.	35
6.2	Equity Investment.	35

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6.3	Additional Program Slot Fees.	35
6.4	Milestone Payments.	35
6.5	Royalties.	36
6.6	Estimated Sales Levels.	37
6.7	Royalty Payments and Reports.	37
6.8	Mode of Payment; Offsets.	37
6.9	Interest on Late Payments.	37
6.10	Withholding Taxes.	37
6.11	Indirect Taxes.	38
6.12	Financial Records.	38
6.13	Audit.	38
6.14	Audit Dispute.	38
6.15	Confidentiality.	38
6.16	No Other Compensation.	39
6.17	No Limitation.	61

ARTICLE 7 INTELLECTUAL PROPERTY		39

7.1	Ownership of Intellectual Property.	39
7.2	Maintenance and Prosecution of Patents.	40
7.3	Enforcement of IP.	41
7.4	Infringement Claims by Third Parties.	42
7.5	Invalidity or Unenforceability Defenses or Actions.	43
7.6	Third Party Patents.	44
7.7	Product Trademarks.	44
7.8	Inventor’s Remuneration.	44
7.9	International Nonproprietary Name.	44
7.10	Common Interest.	45

ARTICLE 8 CONFIDENTIALITY AND NON-DISCLOSURE		45

8.1	Product Information.	45
8.2	Confidentiality Obligations.	45
8.3	Permitted Disclosures.	46
8.4	Use of Name.	47
8.5	Public Announcements.	47
8.6	Publications.	48
8.7	Return of Confidential Information.	48
8.8	Survival.	49

ARTICLE 9 REPRESENTATIONS AND WARRANTIES		49

9.1	Mutual Representations and Warranties.	49
9.2	Additional Representations and Warranties of Caribou.	49
9.3	Additional Representations and Warranties of AbbVie.	49
9.4	DISCLAIMER OF WARRANTIES.	49

ARTICLE 10 INDEMNITY		50

10.1	Indemnification of Caribou.	50
10.2	Indemnification of AbbVie.	50
10.3	Notice of Claim.	50
[***]
10.5	Control of Defense.	50
[***]
10.7	Insurance.	51

ARTICLE 11 TERM AND TERMINATION		52

11.1	Term.	52

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11.2	Termination for Material Breach.	52
11.3	Additional Termination Rights by AbbVie.	53
11.4	Termination for Insolvency.	53
11.5	Rights in Bankruptcy.	53
11.6	Modification in Lieu of Termination.	54
11.7	Termination in Entirety.	54
11.8	Termination of Terminated Territory.	54
11.9	Remedies.	54
11.10	Accrued Rights; Surviving Obligations.	54

ARTICLE 12 MISCELLANEOUS		55

12.1	Force Majeure.	55
12.2	Change in Control of Caribou.	55
12.3	Export Control.	55
12.4	Assignment.	55
12.5	Subcontracting.	56
12.6	Severability.	56
12.7	Governing Law, Jurisdiction and Service.	56
12.8	Dispute Resolution.	56
12.9	Notices.	57
12.10	Entire Agreement; Amendments.	57
12.11	English Language.	57
12.12	Equitable Relief.	57
12.13	Waiver and Non-Exclusion of Remedies.	58
12.14	No Benefit to Third Parties.	58
12.15	Further Assurance.	58
12.16	Relationship of the Parties.	58
12.17	Performance by Affiliates.	58
12.18	Counterparts; Facsimile Execution.	58
12.19	References.	58
12.20	Schedules.	59
12.21	Construction.	59

SCHEDULE 1.59		62

SCHEDULE 1.64		63

SCHEDULE 1.67		64

SCHEDULE 1.154		67

SCHEDULE 3.2.1(A)		68

SCHEDULE 3.2.1(B)		69

SCHEDULE 3.2.2		70

SCHEDULE 3.2.4		71

SCHEDULE 3.9		72

SCHEDULE 8.5		73

SCHEDULE 9.2.6(C)		75

SCHEDULE 12.8.3		76

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CONFIDENTIAL

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is made and entered into effective as of February (the “Effective Date”) by and between Caribou Biosciences, Inc., a Delaware corporation with its principal place of business at 2929 Seventh St., Suite 105, Berkeley, CA 94710 (“Caribou”), and AbbVie Manufacturing Management Unlimited Company, a private unlimited company incorporated under the laws of Ireland with its principal place of business at 2.3 Woodford Business Park, Santry, Dublin 9, Ireland (“AbbVie”). Caribou and AbbVie are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Caribou is a biopharmaceutical company focused on CRISPR-Cas genome editing;

WHEREAS, AbbVie possesses expertise in the research, development, manufacturing, and commercialization of human pharmaceuticals; and

WHEREAS, Caribou and AbbVie desire to engage in a research collaboration in which Caribou will carry out certain pre-clinical research and development activities directed to allogeneic CAR-T products as set forth in the applicable Research Plan (as defined herein), and pursuant to which AbbVie will assume further development and commercialization of Licensed Products (as defined herein) containing or comprising certain Collaboration CAR-T Products (as defined herein) developed pursuant to a Research Plan, worldwide, in each case as set forth in, and subject to the terms of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “AbbVie” has the meaning set forth in the preamble hereto.

1.2 “AbbVie Background IP” means the AbbVie Background Know-How and the AbbVie Background Patents.

1.3 “AbbVie Background Know-How” means all Know-How that is (a) owned or Controlled by AbbVie or any of its Affiliates as of the Effective Date or at any time during the Term and (b) necessary or reasonably useful for Developing or Manufacturing any Collaboration CAR-T Products or Licensed Products, but excluding any AbbVie Collaboration Know-How.

1.4 “AbbVie Background Patents” means all of the Patents that are (a) owned or Controlled by AbbVie or any of its Affiliates as of the Effective Date or at any time during the Term and (b) necessary or reasonably useful (or, with respect to Patent applications, would be necessary or reasonably useful if such Patent applications were to issue as Patents) for Developing or Manufacturing any Collaboration CAR-T Products or Licensed Products in the Field in the Territory, but excluding any AbbVie Collaboration Patents.

1.5 “AbbVie Collaboration Inventions” means any and all Collaboration Inventions other than Caribou Collaboration Inventions.

1.6 “AbbVie Collaboration IP” means the AbbVie Collaboration Inventions, the AbbVie Collaboration Know-How and the AbbVie Collaboration Patents.

CONFIDENTIAL

1.7 “AbbVie Collaboration Know-How” means any and all Collaboration Know-How other than Caribou Collaboration Know-How. [***]

1.8 “AbbVie Collaboration Patents” means any and all Collaboration Patents other than Caribou Collaboration Patents. [***]

1.9 “AbbVie Indemnitees” has the meaning set forth in Section 10.2.

1.10 “AbbVie IP” means the AbbVie Background IP and the AbbVie Collaboration IP.

1.11 “AbbVie Know-How” means the AbbVie Background Know-How and the AbbVie Collaboration Know-How.

[***]

1.13 “AbbVie Patents” means the AbbVie Background Patents and the AbbVie Collaboration Patents.

1.14 “AbbVie Payment Obligations” has the meaning set forth in Section 3.4.1.

[***]

1.16 “AbbVie-Retained Third Party Provider” has the meaning set forth in Section 3.9.3.

1.17 “AbbVie [***]” means a [***] (a) owned or Controlled by AbbVie or its Affiliates, and (b) contributed for use in a Collaboration CAR by AbbVie in its sole discretion. [***]

1.18 “AbbVie Sublicense Provisions” has the meaning set forth in Section 5.6.4.

1.19 “Accepted Target” has the meaning set forth in Section 3.2.6.

1.20 “Accounting Standards” means, with respect to a Party, that such Party shall maintain records and books of accounts in accordance with United States Generally Accepted Accounting Principles, consistently applied.

1.21 “Acquisition” means, with respect to a Party, a merger, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of a Person) or similar transaction by or with the Party, other than a Change in Control of the Party.

1.22 [***]

1.23 “Additional Program Slot Fee” has the meaning set forth in Section 6.3.

1.24 “Additional Program Slot Period” means the period beginning on the Effective Date and ending on the earlier of (a) the sixtieth (60th) calendar day following completion of Phase I Clinical Studies for the first Licensed Product under the Initial Program Slot; and (b) December 31, 2025.

[***]

1.26 “Adverse Ruling” has the meaning set forth in Section 11.2.1.

1.27 “Affiliate” means any corporation or other business entity or Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party for so long as such control exists. For purposes of this definition, the term “control” (including, the correlative meanings, “controlled

CONFIDENTIAL

by” and “under common control with”) means (a) the direct or indirect ownership of at [***] of the stock, voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity), or (b) the possession, directly or indirectly, of the ability to direct or otherwise control the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise.

1.28 “Agreement” has the meaning set forth in the preamble hereto.

1.29 “Alliance Manager” has the meaning set forth in Section 2.6.

1.30 “Annual Net Sales-Based Milestone Payment” has the meaning set forth in Section 6.4.2.

1.31 “Annual Net Sales-Based Milestone Payment Date” has the meaning set forth in Section 6.4.2.

1.32 “Annual Net Sales-Based Milestone Table” has the meaning set forth in Section 6.4.2.

1.33 “Annual Net Sales-Based Milestone Threshold” has the meaning set forth in Section 6.4.2.

1.34 “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, regulatory guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

[***]

1.36 “Audit Arbitrator” has the meaning set forth in Section 6.14.

1.37 “Bankruptcy Code” has the meaning set forth in Section 11.5.1.

[***]

1.39 “Biosimilar Application” has the meaning set forth in Section 7.3.3.

1.40 “Biosimilar Product” means, with respect to a Licensed Product and on a country-by-country basis, a biologic product (a) whose Regulatory Approval, or whose application for such Regulatory Approval, relies in whole or in part on a prior Regulatory Approval granted to the Licensed Product; (b) whose Regulatory Approval, or whose application for such Regulatory Approval, relies in whole or in part on any data generated in support of a prior Regulatory Approval granted to the Licensed Product; or (c) which is determined by the FDA or a foreign counterpart thereof to be biosimilar to or interchangeable with such Licensed Product, as set forth at 42 U.S.C. § 262(k) or a foreign equivalent thereof.

1.41 “BLA” has the meaning set forth in the definition of “Drug Approval Application.”

[***]

[***]

1.44 “Blocking Platform In-License” has the meaning set forth in Section 5.6.3.

1.45 “Blocking Platform IP” has the meaning set forth in Section 5.6.3.

1.46 “Board of Directors” has the meaning set forth in the definition of “Change in Control.”

CONFIDENTIAL

1.47 “Breaching Party” has the meaning set forth in Section 11.2.1.

1.48 “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Chicago, Illinois are open for business.

1.49 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.50 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.51 “CAR” means chimeric antigen receptor.

1.52 “Caribou” has the meaning set forth in the preamble hereto.

1.53 “Caribou Background IP” means the Caribou Background Know-How and the Caribou Background Patents.

1.54 “Caribou Background Know-How” means the Caribou Cas12a chRDNA Technology Know-How, the Caribou CAR-T Technology Know-How, the Program Materials and the Program Confidential Information, and all other Know-How that is [***].

1.55 “Caribou Background Patents” means the Caribou Cas12a chRDNA Technology Patents, the Caribou CAR-T Technology Patents, and all other Patents that are [***].

[***]

1.62 “Caribou CAR-T Technology” means all technology (a) owned or Controlled by Caribou or any of its Affiliates on the Effective Date or at any time during the Term, and (b) directed to [***].

1.63 “Caribou CAR-T Technology Know-How” means all Know-How that (a) is owned or Controlled by Caribou or any of its Affiliates as of the Effective Date or during the Term and (b) relates to the Caribou CAR-T Technology.

1.64 “Caribou CAR-T Technology Patents” means all of the Patents that (a) are owned or Controlled by Caribou or any of its Affiliates as of the Effective Date or during the Term and (b) cover the Caribou CAR-T Technology or the Exploitation thereof. The Caribou CAR-T Technology Patents existing as of the Effective Date are listed on attached Schedule 1.64.

1.65 “Caribou Cas12a chRDNA Technology” means all technology (a) owned or Controlled by Caribou or any of its Affiliates on the Effective Date or at any time during the Term, and (b) [***].

1.66 “Caribou Cas12a chRDNA Technology Know-How” means all Know-How that (a) is owned or Controlled by Caribou or any of its Affiliates as of the Effective Date or during the Term and (b) relates to the Caribou Cas12a chRDNA Technology.

1.67 “Caribou Cas12a chRDNA Technology Patents” means all of the Patents that (a) are owned or Controlled by Caribou or any of its Affiliates as of the Effective Date or during the Term and (b) cover the Caribou Cas12a chRDNA Technology or the Exploitation thereof. The Caribou Cas12a chRDNA Technology Patents existing as of the Effective Date are listed on attached Schedule 1.67.

CONFIDENTIAL

1.68 “Caribou Collaboration Invention” means any and all Collaboration Inventions related generally to the Caribou Cas12a chRDNA Technology or Caribou CAR-T Technology, and any and all Collaboration [***] Inventions solely owned by Caribou pursuant to Section 3.4.1.

1.69 “Caribou Collaboration IP” means the Caribou Collaboration Inventions, the Caribou Collaboration Know-How and the Caribou Collaboration Patents.

1.70 “Caribou Collaboration Know-How” means any and all Collaboration Know-How related generally to the Caribou Cas12a chRDNA Technology or Caribou CAR-T Technology, and any and all Collaboration [***] Know-How solely owned by Caribou pursuant to Section 3.4.1. [***].

1.71 “Caribou Collaboration Patents” means any and all Collaboration Patents related generally to the Caribou Cas12a chRDNA Technology or Caribou CAR-T Technology, and any and all Collaboration [***] Patents solely owned by Caribou pursuant to Section 3.4.1. [***].

1.72 “Caribou Excluded Know-How” means any Know-How owned or Controlled by Caribou or any of its Affiliates as of the Effective Date or at any time during the Term:

[***]

1.73 “Caribou Excluded Patents” means any Patents owned or Controlled by Caribou or any of its Affiliates as of the Effective Date or at any time during the Term:

[***]

1.74 “Caribou Indemnitees” has the meaning set forth in Section 10.1.

1.75 “Caribou IP” means the Caribou Background IP, the Caribou Collaboration IP, and Caribou’s right and interest in and to the Collaboration [***] IP.

1.76 “Caribou Know-How” means the Caribou Background Know-How, the Caribou Collaboration Know-How, and Caribou’s right and interest in and to Collaboration [***] Know-How.

[***]

1.78 “Caribou Owned Pre-Existing Know-How” has the meaning set forth in Section 9.2.1.

1.79 “Caribou Owned Pre-Existing Patents” has the meaning set forth in Section 9.2.1.

1.80 “Caribou Patents” means the Caribou Background Patents, the Caribou Collaboration Patents, and Caribou’s right and interest in and to the Collaboration [***] Patents.

1.81 “Caribou Platform Technology” means all Caribou Cas12a chRDNA Technology and all Caribou CAR-T Technology owned or Controlled by Caribou or any of its Affiliates on the Effective Date or at any time during the Term that is necessary or reasonably useful for the Exploitation of the Collaboration CAR-T Products or the Licensed Products. [***]

[***]

1.85 “Caribou Product” means any product that (a) is not a Collaboration CAR-T Product, a Licensed Product, or a product conceived, discovered, developed, or otherwise made under this Agreement and (b) Caribou (or its Affiliates or (sub)licensees) is Exploiting outside the scope of this Agreement.

CONFIDENTIAL

[***]

1.87 [***]

[***]

1.90 “Cas12a chRDNA Compositions” has the meaning set forth in the definition of “Caribou Cas12a chRDNA Technology.”

1.91 “Centralized Approval Procedure” means the procedure through which a MAA filed with the EMA results in a single marketing authorization valid throughout the European Union.

1.92 “Change in Control” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date:

1.92.1 any “person” or “group” (as such terms are defined below) acquires or becomes the “beneficial owner” (as defined below), directly or indirectly, of (a) shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing [***] or more of the total voting power of all outstanding classes of Voting Stock of such Party or (b) the power to elect a majority of the members of the Party’s board of directors, or similar governing body (“Board of Directors”); or

1.92.2 such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

1.92.3 such Party sells or transfers to any Third Party, in one (1) or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets; or

1.92.4 the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

1.92.5 For the purpose of this definition of Change in Control, (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the Securities Exchange Act and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act; (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act; and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.93 “chRDNA” has the meaning set forth in the definition of “Caribou Cas12a chRDNA Technology.”

[***]

1.95 “Clinical Data” means all Information with respect to any Collaboration CAR-T Products or Licensed Products which is made, collected, or otherwise generated under or in connection with Clinical Studies or Phase IV Studies, including any data (including raw data), reports, and results with respect thereto.

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1.96 “Clinical Studies” means Phase 0, Phase I, Phase II, Phase III, and such other tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain any Regulatory Approval for a Licensed Product for one (1) or more indications, including tests or studies that are intended to expand the Product Labeling for such Licensed Product with respect to such indication.

1.97 “[***] IP” means the [***] Know-How and the [***] Patents.

1.98 “[***] Know-How” means all Know-How that (a) is owned or Controlled by Caribou or any of its Affiliates as of the Effective Date and during the Term and (b) relates to a [***]; but excluding any Caribou Excluded Know-How.

1.99 “[***] Patents” means all of the Patents that (a) are owned or Controlled by Caribou or any of its Affiliates as of the Effective Date and during the Term and (b) cover a [***] or the Exploitation thereof; but excluding any Caribou Excluded Patents.

1.100 “Collaboration [***] Inventions” means any and all Collaboration Inventions that are (i) conceived, discovered, developed, reduced to practice or otherwise made under this Agreement by or on behalf of either Party (or its Affiliate), either alone or jointly, [***], through practicing the [***], and (ii) not related to (a) a Collaboration CAR-T Product or a Licensed Product [***] conceived, discovered, developed, reduced to practice or otherwise made under this Agreement, or (d) a molecule, cell, composition, sequence, or vector comprising or encoding any of the foregoing, or (e) the Exploitation of any of the foregoing.

1.101 “Collaboration [***] IP” means the Collaboration [***] Inventions, the Collaboration [***] Know-How, and the Collaboration [***] Patents.

1.102 “Collaboration [***] Know-How” means any and all Collaboration Know-How that are (i) conceived, discovered, developed, reduced to practice or otherwise made under this Agreement by or on behalf of either Party (or its Affiliate), either alone or jointly, [***], through practicing the [***], and (ii) not related to (a) a Collaboration CAR-T Product or a Licensed Product [***] conceived, discovered, developed, reduced to practice or otherwise made under this Agreement, or (d) a molecule, cell, composition, sequence, or vector comprising or encoding any of the foregoing, or (e) the Exploitation of any of the foregoing.

1.103 “Collaboration [***] Patents” means any and all Collaboration Patents that claim inventions that are (i) conceived, discovered, developed, reduced to practice or otherwise made under this Agreement by or on behalf of either Party (or its Affiliate), either alone or jointly, [***], through practicing the [***], and (ii) not related to (a) a Collaboration CAR-T Product or a Licensed Product [***] conceived, discovered, developed, reduced to practice or otherwise made under this Agreement, or (d) a molecule, cell, composition, sequence, or vector comprising or encoding any of the foregoing, or (e) the Exploitation of any of the foregoing.

1.104 “Collaboration CAR” means a recombinant protein comprising (a) an extracellular domain that includes [***].

1.105 “Collaboration CAR-T Product” means (a) any T cell modified with the Caribou Cas12a chRDNA Technology or, [***], with the [***] that (i) is Developed under this Agreement and (ii) [***]

1.106 “Collaboration Inventions” has the meaning set forth in Section 7.1.4.

1.107 “Collaboration IP” means the Collaboration Inventions, the Collaboration Know-How, and the Collaboration Patents.

1.108 “Collaboration Know-How” means any and all Know-How that is conceived, discovered, developed, reduced to practice or otherwise made (a) by or on behalf of either Party (or its Affiliates); or (b) jointly by or on behalf of AbbVie (or its Affiliates), on the one hand, and Caribou (or its Affiliates), on the other hand, in each case ((a) and (b)), under this Agreement.

CONFIDENTIAL

1.109 “Collaboration Patents” means any and all Patents that claim an invention conceived, discovered, developed, reduced to practice or otherwise made (a) by or on behalf of either Party (or its Affiliates); or (b) jointly by or on behalf of AbbVie (or its Affiliates), on the one hand, and Caribou (or its Affiliates), on the other hand; in each case ((a) and (b)), under this Agreement.

1.110 “Combination Product” means a Licensed Product that is (a) sold in the form of a combination product containing both a Collaboration CAR-T Product as an active pharmaceutical ingredient, and another active pharmaceutical ingredient; or (b) sold together with another product, process, service or therapy that is administered separately from the Licensed Product, in each case ((a) and (b)) sold as a unit at a single price and excluding any Delivery System.

1.111 “Commercialization” means any and all activities related to the preparation for sale of, offering for sale of, or sale of a Collaboration CAR-T Product or Licensed Product, including activities related to marketing, promoting, distributing, importing and exporting such Collaboration CAR-T Product or Licensed Product, and interacting with Regulatory Authorities or other governmental authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.112 “Commercially Reasonable Efforts” means,

1.112.1 with respect to the efforts and resources to be expended by AbbVie with respect to any objective, activity or decision to be undertaken with respect to the Development, Commercialization, or Manufacture of a Collaboration CAR-T Product or Licensed Product, the efforts and resources to accomplish such objective, activity or decision that would be comparable with the efforts and resources that AbbVie would normally use in the exercise of its reasonable business discretion to accomplish a similar objective, activity or decision with respect to a compound or product that is at a similar stage in its development or product life, is in a similar therapeutic and disease area and is of similar market potential, taking into account all relevant factors (including legal, medical, scientific, technical and commercial factors), including, expected and actual issues of efficacy, safety and manufacturing, and expected and actual approved labeling, including the discovery of unanticipated toxicity or any material adverse event or condition relating to the safety or efficacy of such Collaboration CAR-T Product or Licensed Product; the expected and actual competitiveness of alternative products (including Biosimilar Products); adverse changes in the market conditions that affect the market potential of such Collaboration CAR-T Product or Licensed Product generally or any particular indication of such Collaboration CAR-T Product or Licensed Product; the expected and actual profile of such Collaboration CAR-T Product or Licensed Product, including the existence of failed or inconclusive Clinical Studies; the nature and extent of expected and actual market exclusivity (including patent coverage, regulatory and other exclusivity) of such Collaboration CAR-T Product or Licensed Product; the likelihood and expected scope of Regulatory Approval given the regulatory structure involved, including regulatory or data exclusivity and pricing and reimbursement approval by governmental and private payors, including formulary positioning; changes in clinical or regulatory strategy justified by compliance with the requirements of regulatory feedback from any Regulatory Authority; and the expected and actual profitability and return on investment of such Collaboration CAR-T Product or Licensed Product; and

1.112.2 with respect to the efforts and resources to be expended by Caribou with respect to an objective, activity or decision to be undertaken by Caribou hereunder, such reasonable, diligent, and good faith efforts that would be comparable with the efforts and resources that Caribou would normally use in the exercise of its reasonable business discretion (but in no event less than the efforts and resources that would normally be used by a company in the biotechnology industry of comparable size, resources, and structure to Caribou) to accomplish a similar objective, activity or decision with respect to research and development of novel biopharmaceutical products.

1.112.3 In addition, with regard to AbbVie’s obligations relating to the Development and Commercialization of Collaboration CAR-T Products(s) and Licensed Products hereunder, “Commercially Reasonable Efforts” shall be determined on a country-by-country or market-by-market basis (as most applicable) and indication-by-indication basis for a particular product, and it is anticipated that the level of effort will change over time, including to reflect changes in the status of the product and the countries (or markets) involved.

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1.112.4 For purposes of clarity, where a Party has an obligation to use Commercially Reasonable Efforts, the efforts of such Party and its Affiliates, subcontractors and (sub)licensees/Sublicensees shall be considered in determining whether such Party has satisfied such obligation.

1.113 “Committee” has the meaning set forth in Section 2.2.5.

1.114 “Companion Diagnostic Field” means all human uses as a companion diagnostic.

1.115 “Companion Diagnostic Product” means a product used as a companion product to a Collaboration CAR-T Product or a Licensed Product for the purpose of assessing applicability of the Collaboration CAR-T Product or Licensed Product to a specific individual.

1.116 “Company Participation Right” has the meaning set forth in Section 6.2.

1.117 “Confidential Information” means any information or data provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, the Collaboration CAR-T Product or the Licensed Product, any Exploitation of the Collaboration CAR-T Product the Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including AbbVie Know-How and Caribou Know-How, as applicable), or the scientific, regulatory or business affairs or other activities of either Party.

1.118 “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise (other than by operation of the Licenses and other grants in Sections 5.1 or 5.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.119 “Convicted Entity” has the meaning set forth in Section 9.2.19.

1.120 “Convicted Individual” has the meaning set forth in Section 9.2.19.

1.121 “Corporate Names” means “Caribou Biosciences, Inc.” and such other names and logos as Caribou may designate in writing from time to time.

1.122 “Data Package” means a report delivered by Caribou to AbbVie for each Program Slot following [***].

1.123 “Data Security and Privacy Laws” means all Applicable Law relating to the privacy, Processing, and security of Personal Data.

1.124 “Debarred Entity” has the meaning set forth in Section 9.2.19.

1.125 “Debarred Individual” has the meaning set forth in Section 9.2.19.

1.126 “Default Notice” has the meaning set forth in Section 11.2.

1.127 “Delivery System” has the meaning set forth in the definition of “Net Sales.”

1.128 “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing

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scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development. For purposes of clarity, Development shall include any submissions and activities required in support thereof, required by Applicable Law or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved Licensed Product.

1.129 “Disclosure” has the meaning set forth in Section 8.6.1.

1.130 “Dispute” has the meaning set forth in Section 12.8.

1.131 “Distributor” has the meaning set forth in Section 5.4.

1.132 “Dollars” or “$” means United States Dollars.

1.133 “Drug Approval Application” means a Biologics License Application (a “BLA”) as defined in the PHSA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (a “MAA”) filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

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1.137 “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

1.138 “EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.

1.139 “European Major Markets” means the following: [***].

1.140 “European Union” or “E.U.” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.141 “Excluded Entity” has the meaning set forth in Section 9.2.19.

1.142 “Excluded Individual” has the meaning set forth in Section 9.2.19.

1.143 “Existing IP Agreements” means the [***], and any other agreement in effect as of the Effective Date pursuant to which Caribou obtains rights to any Caribou Background IP or [***] IP.

1.144 “Existing Services Agreement” has the meaning set forth in Section 3.9.2.

1.145 “Existing Third Party Provider” has the meaning set forth in Section 3.9.2.

1.146 “Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of.

1.147 “Fair Market Value” has the meaning set forth in Section 3.2.9.

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1.148 “FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.149 “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.150 “Field” means all human diagnostic, prophylactic and therapeutic uses.

1.151 “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after all Regulatory Approvals for such Licensed Product have been obtained in such country. Sales prior to receipt of all Regulatory Approvals for such Licensed Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.152 “FTE” means the equivalent of the work of [***] employee full time for [***] Calendar Year (consisting of at least a total of [***] hours per Calendar Year) of work performing activities for a Collaboration CAR-T Product or Licensed Product. No additional payment shall be made with respect to any person who works more than [***] hours per Calendar Year and any person who devotes less than [***] hours per Calendar Year (or such other number as may be agreed by the JGC, as applicable) shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [***].

1.153 “FTE Costs” means, with respect to a Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party performing the relevant activities during such period in accordance with the applicable Research Plan.

1.154 “FTE Rate” means the applicable FTE rate set forth on attached Schedule 1.154.

1.155 “Gatekeeper” has the meaning set forth in Section 3.2.3.

1.156 “Good Laboratory Practice” or “GLP” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58, and any equivalent standards promulgated by the EMA.

1.157 “Good Manufacturing Practice” or “GMP” means the current good manufacturing practices applicable from time to time to the Manufacturing of a Collaboration CAR-T Product or Licensed Product or any intermediate thereof pursuant to Applicable Law.

1.158 “IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FDCA or any successor application or procedure filed with the FDA (b) any equivalent of a United States IND in other countries or regulatory jurisdictions (i.e., clinical trial application (CTA)), and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.159 “Indemnification Claim Notice” has the meaning set forth in Section 10.3.

1.160 “Indemnified Party” has the meaning set forth in Section 10.3.

1.161 “Indirect Taxes” has the meaning set forth in Section 6.11.

1.162 “Information” means all knowledge of a technical, scientific, business and other nature, including technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

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1.163 “Initial Program Slot” means the first Program Slot for the Development and Manufacturing activities of Collaboration CAR-T Products and Licensed Products directed towards the Target Combination, as of the Effective Date, as set forth in Section B on attached Schedule 3.2.1 (the “Initial Program Targets”).

1.164 “Initial Research Plan” has the meaning set forth in the definition of “Research Plan.”

1.165 “Initial Unavailable Targets” has the meaning set forth in Section 3.2.4.

1.166 “Initiation” means, with respect to a Clinical Study, the first dosing of the first human subject in such Clinical Study.

1.167 “Intellectual Property” means Know-How and Patents.

1.168 “Intellectual Property Rights” has the meaning set forth in Section 11.5.1.

1.169 “Internal Reserved Program” means a bona fide internal program of Caribou directed to a Target that has been disclosed to the Gatekeeper and added to the list of Unavailable Targets[***] and [***].

1.170 “JGC” has the meaning set forth in Section 2.1.

1.171 “Know-How” means Information that is not generally known. Know-How specifically excludes issued Patents and published Patent applications.

1.172 “Knowledge” means, with respect to Caribou, the actual knowledge of [***], together with the knowledge any such individuals would reasonably be expected to have after performing a diligent investigation, including consultation with his or her direct reports. [***].

1.173 “LIBOR” means the London Interbank Offered Rate for deposits in Dollars having a maturity of one (1) month published by the British Bankers’ Association, as adjusted from time to time on the first London business day of each month.

1.174 “Licensed Product” means: any product [***] for use in the Field comprising, containing, encoding, or expressing a Collaboration CAR-T Product, alone or in combination with one or more other active agents [***] in all forms, in current and future formulations, dosage forms and strengths, and delivery modes. [***]

1.175 “Licenses” has the meaning set forth in Section 5.1.1.

1.176 “Life Sciences Entity” means any pharmaceutical, biotechnology, medical device, or diagnostic company, including any Affiliate or any venture capital subsidiary or venture capital organization or division of a pharmaceutical, biotechnology, medical device, or diagnostic company.

1.177 “Litigation Costs” means all reasonable costs and expenses incurred by or on behalf of [***] in the defense of a Third Party Infringement Claim, and all damages, royalties, accounting, disgorgement, awards or other monetary payments resulting or arising from an adverse judgement against [***] or any settlement in connection with a Third Party Infringement Claim.

1.178 “Losses” has the meaning set forth in Section 10.1.

1.179 “MAA” has the meaning set forth in the definition of Drug Approval Application.

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1.180 “Major Market” means each of the United States and each of the countries within the European Major Markets.

1.181 “Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, filling, finishing, packaging, labeling, shipping, and holding of any Collaboration CAR-T Products or Licensed Products, or any intermediate thereof, or any reagent used in connection therewith, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.182 “Markings” has the meaning set forth in Section 4.8.

1.183 “Materials” means biological materials [***], chemical compounds, or other tangible materials, including reagents [***].

1.184 “Mono Product” has the meaning set forth in the definition of “Net Sales.”

1.185 “Net Sales” means, with respect to a Licensed Product for any period, the total amount billed or invoiced on sales of such Licensed Product during such period by AbbVie and its Affiliates, or Sublicensees [***] (each, a “Selling Party”) in the Territory to Third Parties (including wholesalers or Distributors), in bona fide arm’s length transactions, less the following deductions, in each case related specifically to the Licensed Product and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to AbbVie or its Affiliates:

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Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of AbbVie, its Affiliates, or Sublicensees, which must be in accordance with Accounting Standards.

For purposes of calculating Net Sales, all Net Sales shall be converted into Dollars.

In the event a Licensed Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:

(i) [***]

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1.186 “Neutral” has the meaning set forth in attached Schedule 12.8.3.

1.187 “Nominated Target” has the meaning set forth in Section 3.2.6.

1.188 “Non-Breaching Party” has the meaning set forth in Section 11.2.1.

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1.190 “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards consistently applied) by Caribou (or its Affiliate) directly incurred in the conduct of any applicable activities under this Agreement; provided that Out-of-Pocket Costs shall not include costs for general overhead, postage, communications, photocopying, printing or internet expense, professional dues, operating supplies, laboratory supplies (excluding reagents), printers, photocopiers, fax machines or other office equipment.

1.191 “Party” and “Parties” has the meaning set forth in the preamble hereto.

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1.192 “Patent Challenge” has the meaning given to such term in [***].

1.193 “Patent Family” means a group of Patents that share any priority relationship.

1.194 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and rights to claim priority from any of these patents or applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any patent term extensions, supplementary protection certificates, pediatric exclusivities, and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.195 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.196 “Personal Data” means (a) all information identifying, or in combination with other information, identifiable to an individual, including pseudonymized (key-coded) Clinical Data containing such information; and (b) any other information that is governed, regulated, or protected by one or more Data Security and Privacy Laws.

1.197 “Phase 0” means an exploratory, first-in-human trial conducted in accordance with the FDA 2006 Guidance on Exploratory Investigational New Drug Studies (or the equivalent in any country or other jurisdiction outside of the United States) and designed to expedite the development of therapeutic or imaging agents by establishing very early on whether the agent behaves in human subjects as was anticipated from pre-clinical studies.

1.198 “Phase I” means a human clinical trial of a Collaboration CAR-T Product or Licensed Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. § 312.21(a), as amended.

1.199 “Phase II” means a human clinical trial of a Collaboration CAR-T Product or Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b), as amended.

1.200 “Phase III” means a human clinical trial of a Collaboration CAR-T Product or Licensed Product on a sufficient number of subjects in an indicated patient population that is designed to establish that a Collaboration CAR-T Product or Licensed Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Collaboration CAR-T Product or Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(c), as amended.

1.201 “Phase IV Study” means a post-marketing human clinical study for a Licensed Product with respect to any indication as to which all Regulatory Approvals have been received or for a use that is the subject of an investigator-initiated study program.

1.202 “PHSA” means the United States Public Health Service Act, as amended from time to time.

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1.204 “Platform Improvement IP” has the meaning set forth in Section 5.6.4.

1.205 “Platform Improvement IP In-License” has the meaning set forth in Section 5.6.4.

1.206 “Platform Technology IP Agreements” has the meaning set forth in Section 9.2.5.

1.207 “PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency(ies) or authority having substantially the same function.

1.208 “Potential In-License” has the meaning set forth in Section 5.6.1.

1.209 “Privacy and Security Obligations” has the meaning set forth in Section 9.2.24.

1.210 “Processing” (or its conjugates) means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alternation, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

1.211 “Product Information” has the meaning set forth in Section 8.1.

1.212 “Product Infringement” has the meaning set forth in Section 7.3.1.

1.213 “Product Labeling” means, with respect to a Licensed Product in a country or other jurisdiction in the Territory, (a) the Regulatory Authority-approved full prescribing information for such Licensed Product for such country or other jurisdiction, including any required patient information, and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Licensed Product in such country or other jurisdiction.

1.214 “Product-Specific In-Licenses” has the meaning set forth in Section 5.6.2.

1.215 “Product-Specific IP” has the meaning set forth in Section 5.6.2.

1.216 “Product Trademarks” means the Trademark(s) to be used by AbbVie or its Affiliates or its or their respective Sublicensees for the Development or Commercialization of Collaboration CAR-T Products or Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

[***] “Program Confidential Information” has the meaning given to such term [***]

1.218 “Program Materials” has the meaning given to such term [***].

1.219 “Program Slot” means a program under this Agreement for the Development and Manufacturing activities of Collaboration CAR-T Products and Licensed Products directed to defined Target(s) pursuant to a Research Plan. [***]

1.220 “Program Slot Exercise Date” has the meaning set forth in Section 3.2.7.

1.221 “Program Slot Selection Notice” has the meaning set forth in Section 3.2.7.

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1.223 “Proposed Target” has the meaning set forth in Section 3.2.5.

1.224 “Provided Materials” means any Materials provided by one Party (or its Affiliates) to the other Party (or its Affiliates) to conduct activities pursuant to this Agreement.

1.225 “Qualified Financing” has the meaning set forth in Section 6.2.

1.226 “Registrational Trial” means, with respect to any Collaboration CAR-T Product or Licensed Product, (a) a Phase III or (b) any other Clinical Study on a sufficient number of patients, the results of which, together with prior data and information concerning such product, are intended to be, at the time of initiation, without any additional Clinical Studies, sufficient to meet the evidentiary standard for demonstrating the safety, purity, efficacy, and potency of such Collaboration CAR-T Product or Licensed Product is safe and effective for its intended use in the Territory to support Regulatory Approval of such Collaboration CAR-T Product or Licensed Product in the Territory for its intended use.

1.227 “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, the approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize a Collaboration CAR-T Product or Licensed Product in such country or other jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or other jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) approval of Product Labeling.

1.228 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Collaboration CAR-T Products or Licensed Products in the Territory.

1.229 “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications and other major Regulatory Filings), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) Clinical Data and data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to a Collaboration CAR-T Product or Licensed Product.

1.230 “Regulatory Exclusivity” means, in connection with a Licensed Product, and with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent or Patent-related protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive Commercialization period during which AbbVie or its Affiliates have the exclusive right to market and sell, and any other Third Party is prevented from marketing or selling, such Licensed Product in such country or other jurisdiction.

1.231 “Regulatory Filing” means all (a) applications (including all INDs and Regulatory Approval applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) Clinical Data and data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to a Collaboration CAR-T Product or Licensed Product.

1.232 “Research Collaboration Term” means, on a Program Slot-by-Program Slot basis, the period beginning on the Effective Date and ending [***].

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1.233 “Research Costs” means the FTE Costs and the Out-of-Pocket Costs incurred by or on behalf of Caribou or any of its Affiliates in accordance with the Accounting Standards and this Agreement, that are specifically attributable to the performance of the Development activities under the applicable Research Plan.

1.234 “Research Plan” means each research and discovery plan and budget to be implemented by the Parties for a Program Slot. The initial Research Plan for the Initial Program Slot is set forth in Section A of attached Schedule 3.2.1 (the “Initial Research Plan”) with additional Research Plan(s) to be agreed upon by the JGC during the Research Collaboration Term and subsequently included in Schedules to be appended to this Agreement.

1.235 “Reserved Targets” means the Targets which Caribou has reserved for AbbVie’s exclusive use hereunder and which are listed on attached Schedule 3.2.2, as such Schedule may be updated from time to time in accordance with Section 3.2.2.

[***]

1.237 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time beginning on the First Commercial Sale of a Licensed Product in a country and ending on the latest of (a) the expiration, invalidation, revocation, cancellation, or abandonment date of the last Caribou Patent that includes a Valid Claim that claims (i) the Collaboration CAR-T Product in such Licensed Product, or (ii) the method of making the Collaboration CAR-T Product in such Licensed Product which method is used in the Manufacture of such Licensed Product for commercial sales (in the case of (ii), only for so long as no Biosimilar Product is commercially available in such country), in such country [***]; (b) ten (10) years from First Commercial Sale of such Licensed Product in such country; and (c) expiration of Regulatory Exclusivity for such Licensed Product in such country.

1.238 “Securities Exchange Act” means United States Securities Exchange Act of 1934, as amended.

1.239 “Sell-Off Period” has the meaning set forth in Section 11.10.2.

1.240 “Selling Party” has the meaning set forth in the definition of “Net Sales.”

1.241 “Senior Officer” means, with respect to Caribou, [***], and with respect to AbbVie, [***].

[***]

1.243 “Specified Value” has the meaning set forth in Section 3.2.9

1.244 “Step-In Activities” has the meaning set forth in Section 3.7.1.

1.245 “Subcommittee” has the meaning set forth in Section 2.2.5.

1.246 “Sublicensee” means a Person, other than an Affiliate or a Distributor, that is granted a sublicense by AbbVie under the grants in Section 5.1 as provided in Section 5.3.

1.247 “Substitute Target” has the meaning set forth in Section 3.2.8.

1.248 “Substitution” has the meaning set forth in Section 3.2.8.

1.249 “Supplemental Existing Services Agreement Document” has the meaning set forth in Section 3.9.2.

1.250 “Target” means a protein identified by its UniProt# or gene name, including ones selected and Developed as set forth in a Research Plan, including all splicing and allelic variants thereof.

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1.251 “Target Acceptance Date” has the meaning set forth in Section 3.2.6.

1.252 “Target Availability Notice” has the meaning set forth in Section 3.2.6.

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1.254 “Target Combination” means [***] different Targets selected by AbbVie for a Program Slot.

1.255 “Target Nomination Notice” has the meaning set forth in Section 3.2.6.

1.256 “Target-Specific In-Licenses” has the meaning set forth in Section 5.6.2.

1.257 “Target-Specific IP” has the meaning set forth in Section 5.6.2.

1.258 “Target Substitution Period” means, on a Program Slot-by-Program Slot basis, the period beginning on the Effective Date and ending on the [***].

1.259 “Term” has the meaning set forth in Section 11.1.

1.260 “Terminated Territory” means each Major Market with respect to which this Agreement is terminated by Caribou pursuant to Section 11.2.2, each country or jurisdiction with respect to which this Agreement is terminated by AbbVie pursuant to Section 11.3.2, or, if this Agreement is terminated in its entirety, the entire Territory.

1.261 “Territory” means worldwide.

1.262 “Third Party” means any Person other than Caribou, AbbVie, and their respective Affiliates.

1.263 “Third Party Claims” has the meaning set forth in Section 10.1.

1.264 “Third Party Infringement Claim” has the meaning set forth in Section 7.4.1.

1.265 “Top-Tier Venture Capital Investor” means a leading reputable venture capital or crossover investor with such knowledge and experience in financial and business affairs that it is capable of evaluating the merits and risks of purchasing, and other considerations relating to, investments in biotechnology companies, can afford to bear the economic risk of holding multiple significant investments and routinely makes such investments in the ordinary course.

1.266 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered, and any application therefor.

1.267 “Transfer Date” means, on a Collaboration CAR-T Product-by-Collaboration CAR-T Product basis[***].

1.268 “Transition Plan” has the meaning set forth in Section 4.2.

1.269 “Unavailable Targets” has the meaning set forth in Section 3.2.3.

1.270 “United States” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.271 “Upstream Payment Obligations” has the meaning set forth in Section 5.6.4.

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1.272 “Valid Claim” means a claim of any issued and unexpired Patent whose validity, enforceability, or patentability has not been affected by any of the following: (a) irretrievable lapse, abandonment, revocation, cancellation, dedication to the public, or disclaimer; or (b) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal. [***]

1.273 “Voting Stock” has the meaning set forth in the definition of “Change in Control.”

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1.276 “Withholding Amount” has the meaning set forth in Section 6.10.

1.277 “Withholding Party” has the meaning set forth in Section 6.10.

1.278 “Working Group” has the meaning set forth in Section 2.9.

ARTICLE 2

MANAGEMENT OF THE COLLABORATION

2.1 Joint Governance Committee. Within [***] days after the Effective Date, the Parties shall establish a joint governance committee (the “JGC”) to serve as the oversight and decision making body for the activities to be conducted by the Parties pursuant to the Research Plans, as more fully described in this ARTICLE 2. The JGC shall consist of [***] representatives from each Party, each of whom shall be an employee of such Party and shall have the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JGC. From time to time, each Party may substitute [***] or more of its employee representatives to the JGC on prior written notice to the other Party. The JGC chairperson will alternate between a JGC member of AbbVie and a JGC member of Caribou on an annual basis, with AbbVie having the right to select an AbbVie employee representative as the JGC chairperson until the end of the first full Calendar Year after the Effective Date. From time to time, the Party appointing the chairperson for the JGC may change the employee representative who will serve as chairperson on prior written notice to the other Party.

2.2 Specific Responsibilities. The JGC shall perform the following functions, subject to the final decision making authority of the respective Parties as set forth in Section 2.5:

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2.2.8 [***]

2.3 Meetings and Minutes. Each Committee shall meet quarterly, or as otherwise agreed to by the Parties, with the location of such meetings alternating between locations designated by Caribou and locations designated by AbbVie, such meetings to include the use of virtual meetings, as appropriate. The chairperson of the Committee shall be responsible for calling meetings on no less than [***] Business Days’ notice. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [***] Business Days in advance of the applicable meeting; provided that, under exigent circumstances requiring input by a Committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld, conditioned or delayed. Following each meeting, the Alliance Managers shall ensure meeting minutes are prepared and shall circulate an initial draft thereof to Committee members for review and comment. Alliance Managers shall ensure that the minutes of each meeting of such Committee are reviewed and approved promptly, but in no event later than the next meeting of the relevant Committee.

2.4 Procedural Rules. The JGC shall have the right to adopt such standing rules as shall be necessary for its work and the work of each Subcommittee, to the extent that such rules are not inconsistent with this

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Agreement. A quorum of a Committee shall exist whenever there is present at a meeting at least two (2) representatives appointed by each Party. Representatives of the Parties on a Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. Representation by proxy shall be allowed, including by an Alliance Manager. Each Committee shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. Employees or consultants of either Party who are not representatives of the Parties on a Committee may attend meetings of such Committee; provided that such attendees (a) shall not vote in the decision-making process of the Committee, and (b) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in this Agreement.

2.5 Decision-Making.

2.5.1 Escalation to JGC. Except as otherwise provided herein, all decisions of the JGC and of each Subcommittee and each Working Group shall be made by consensus, with all of a Party’s voting members collectively having one (1) vote. Decisions of the JGC and each Subcommittee and Working Group shall be made by unanimous vote. If a Subcommittee or Working Group is incapable of reaching unanimous agreement on a matter before it within [***] Business Days (or such other time period as mutually agreed by the Parties), the matter shall be referred to the JGC for resolution. If the JGC is incapable of reaching unanimous agreement on a matter before it within [***] Business Days (or such other time period as mutually agreed by the Parties), the matter shall be resolved in accordance with Section 2.5.2.

2.5.2 Escalation to the Parties; Limitations on Authority. If the JGC cannot agree on a matter within [***] Business Days (or such other time period as mutually agreed by the Parties) after it has met and attempted to reach such decision, then the matter shall be finally and definitively resolved by AbbVie. Notwithstanding the foregoing, in no event shall the JGC, any Subcommittee, any Working Group, the Alliance Managers, or any Party alone have the power or authority to: (a) amend this Agreement, (b) amend an existing Research Plan in a manner that would result in (i) a reduction in the budget in a Research Plan for any Development and/or Manufacturing activities to be performed by Caribou without a commensurate reduction in the nature or scope of such Development and/or Manufacturing activities, or (ii) an increase in the nature or scope of Development and/or Manufacture activities to be performed by Caribou without a commensurate increase in the budget in the applicable Research Plan(s), (c) determine that a Party has fulfilled its obligations under this Agreement or that the other Party has breached this Agreement, (d) impose any requirements on either Party to forgo any of its rights under this Agreement, (e) make a decision that is expressly stated to require the mutual agreement of the Parties or approval of the other Party, or (f) require either Party to perform any act that it reasonably believes to be inconsistent with any Applicable Law. Any decision made by AbbVie in accordance with this Section 2.5.2 shall be considered a decision made by the JGC.

2.6 Alliance Managers. Promptly after the formation of the JGC, each Party shall appoint an employee (who may not be a then-current member of the JGC) to act as alliance manager for such Party (each, an “Alliance Manager”). Each Alliance Manager shall thereafter be permitted to attend meetings of the JGC as a nonvoting attendee. The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement. The Alliance Managers shall also be responsible for assisting the JGC in performing its oversight responsibilities. The name and contact information for each Party’s Alliance Manager, as well as any replacement chosen by such Party, in its sole discretion, from time to time, shall be promptly provided to the other Party. Any disagreement between the Alliance Managers of AbbVie and Caribou shall be referred to the JGC for resolution.

2.7 Discontinuation of Committees. On a Program Slot-by-Program Slot basis, the JGC, each Subcommittee, and each Working Group shall have no further oversight or authority over a Program Slot upon the conclusion of the applicable Research Collaboration Term for such Program Slot. Unless otherwise agreed by the Parties, the JGC, each Subcommittee, and each Working Group shall be automatically disbanded and the Alliance Manager roles shall be automatically terminated upon the end of the last-to-expire Research Collaboration Term. Additionally, in the event of a Change in Control of Caribou, AbbVie shall have the right to disband the JGC pursuant to Section 12.2.

2.8 Interactions Between a Committee and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams, and review boards) that will be involved in

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administering such Party’s activities under this Agreement. Nothing contained in this ARTICLE 2 shall prevent a Party from making routine day-to-day decisions relating to the conduct of those activities for which it has a performance or other obligations hereunder, in each case in a manner consistent with the then-current applicable plan and the terms and conditions of this Agreement.

2.9 Working Groups. From time to time, a Committee may establish and delegate duties to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities (for example, joint project team, joint finance group, and/or joint intellectual property group). Each such Working Group shall be constituted and shall operate as the relevant Committee determines; provided, that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed. Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as a Committee may determine. Each Working Group and its activities shall be subject to the oversight, review, and approval of, and shall report to, the Committee that formed such Working Group. In no event shall the authority of the Working Group exceed that specified for the Committee that formed the Working Group. All decisions of a Working Group shall be by consensus. Any disagreement between the designees of AbbVie and Caribou on a Working Group shall be referred to the JGC for resolution.

2.10 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, a Committee or Working Group.

2.11 Authority. Each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion will be delegated to or vested in the JGC or any Subcommittee or any Working Group unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

ARTICLE 3

RESEARCH COLLABORATION

3.1 Research Collaboration Overview.

3.1.1 Caribou Platform Technology. AbbVie and Caribou will collaborate to use the Caribou Platform Technology to identify, Develop and Manufacture Collaboration CAR-T Products and Licensed Products. As of the Effective Date, AbbVie has the right to select two (2) Program Slots under this Agreement; thereafter, during the Additional Program Slot Period, AbbVie may, in its discretion, select up to two (2) additional Program Slots under this Agreement, for a total not to exceed four (4) Program Slots. [***] pursuant to the terms of the applicable Research Plan, as set forth and subject to the terms of this ARTICLE 3.

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3.2 Program Slots; Research Plans.

3.2.1 Program Slots.

(a) Initial Program Slot. Section A of attached Schedule 3.2.1 sets forth the Initial Research Plan. As of the Effective Date, AbbVie has selected the Target Combination for the Initial Program Slot as set forth in the Initial Research Plan and in Section B of attached Schedule 3.2.1.

(b) Second Program Slot. At any time during the two (2) year period following the Effective Date, AbbVie shall have the right to select a Target or Target Combination for the second Program Slot [***].

(c) Two Additional Program Slots. AbbVie shall have the right at any time during the Additional Program Slot Period to add up to two (2) additional Program Slots in its sole discretion. For each such additional Program Slot beyond the first two (2) Program Slots, AbbVie will pay to Caribou an Additional Program Slot Fee pursuant to Section 6.3. [***]

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3.2.2 Reserved Targets. The Parties agree that:

(a) Attached Schedule 3.2.2 sets forth a list of six (6) Targets reserved for AbbVie on an exclusive basis to select, at AbbVie’s sole discretion, as a Target for the second (2nd), third (3rd), or fourth (4th) Program Slots (or as a Substitute Target) (each a “Reserved Target”). The list of Reserved Targets shall not exceed six (6) Targets at any time;

(b) The list of Reserved Targets shall be [***] if, prior to expiration of the Additional Program Slot Period, AbbVie elects [***];

(c) The list of Reserved Targets shall be reduced to [***] if, prior to expiration of the Additional Program Slot Period, AbbVie elects [***]; and

(d) At any time, AbbVie may replace, at AbbVie’s sole discretion, any Reserved Target provided that, (i) such replacement shall not occur more than once per Calendar Year and (ii) such replacement shall follow the nomination process in Section 3.2.6, mutatis mutandis, and the Target Nomination Notice shall identify the to-be-replaced Reserved Target(s).

3.2.3 Gatekeeper. Within [***] days after the Effective Date, Caribou shall engage an independent Third Party mutually agreeable to the Parties (the “Gatekeeper”) for the purposes of performing the applicable functions set forth in Sections 3.2.4, 3.2.5, and 3.2.6, including (a) maintaining, in accordance with Section 3.2.4, a list of Targets that are not available for nomination by AbbVie under this Agreement (“Unavailable Targets”) and (b) confirming whether Proposed Targets and Nominated Targets are on the list of Unavailable Targets. [***] Such engagement shall be on terms consistent with this Agreement and mutually agreeable to the Parties, including provisions relating to confidentiality. The identity of the Unavailable Targets is deemed to be the Confidential Information of Caribou and the identity of the Reserved Targets, Proposed Targets, and Nominated Targets is deemed to be the Confidential Information of AbbVie.

3.2.4 Unavailable Targets. Caribou and the Gatekeeper shall maintain an up-to-date list of Unavailable Targets in accordance with the following:

(a) Caribou has identified an initial list of four (4) Unavailable Targets, which list is attached hereto as Schedule 3.2.4 (the “Initial Unavailable Targets”). [***]

(b) Notwithstanding anything to the contrary herein, the list of Unavailable Targets shall in no event include any Reserved Target at any time;

(c) The list of Unavailable Targets shall be limited to (i) subject to Section 3.2.4(a), the Initial Unavailable Targets, (ii) Targets under an effective, executed written agreement (A) with a Third Party with respect to a license or collaboration regarding T cells or other immune cells producing a CAR protein directed against such Targets and (B) that would preclude Caribou from granting a license to AbbVie under this Agreement, and (iii) Targets that are the subject of an Internal Reserved Program. [***] and

(d) Caribou shall notify the Gatekeeper within [***] days, (i) after any Target becomes an Unavailable Target in accordance with Section 3.2.4(c)(ii) and/or Section 3.2.4(c)(iii) and (ii) after any Target on the list of Unavailable Targets no longer meets the criteria set forth in Section 3.2.4(a), Section 3.2.4(c)(ii) and/or Section 3.2.4(c)(iii) (including termination of an agreement with a Third Party or termination of an Internal Reserved Program) and is therefore no longer an Unavailable Target. Upon receipt of such notification, the Gatekeeper shall update the list of Unavailable Targets accordingly.

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3.2.5 Proposed Targets. Prior to nomination of a Target (whether pursuant to Section 3.2.6 or Section 3.2.8), AbbVie may, in its discretion, disclose a Target it is considering for potential nomination (a “Proposed Target”) to the Gatekeeper and request in writing that the Gatekeeper confirm if the Proposed Target is on the list of Unavailable Targets. Within [***] Business Days following the Gatekeeper’s receipt of the identity of a Proposed Target from AbbVie, the Gatekeeper shall verify whether such Proposed Target is on the list of Unavailable Targets and notify AbbVie in writing whether such Proposed Target is or is not on the list of Unavailable Targets. Notwithstanding anything herein to the contrary (a) AbbVie shall have no obligation to nominate any Proposed Targets, and (b) in no way shall a request by AbbVie with respect to a Proposed Target under this Section 3.2.5 be deemed to be a nomination of the Target as an Accepted Target (and such Target shall not be considered nominated unless and until it is formally nominated in accordance with the terms and conditions set forth in Section 3.2.6).

3.2.6 Nominated Targets. To nominate a Target as an Accepted Target, AbbVie shall provide the Gatekeeper with a confidential written description of the Target (the “Nominated Target”) including, to the extent available, the NCBI Entrez Gene Symbol, the NCBI RefSeq accession number and the gene sequence for such Target (the “Target Nomination Notice”). Within [***] Business Days following the Gatekeeper’s receipt of the Target Nomination Notice with respect to a Nominated Target, the Gatekeeper shall verify whether such Nominated Target is on the list of Unavailable Targets and notify AbbVie in writing (“Target Availability Notice”) whether such Nominated Target is or is not on the list of Unavailable Targets. If the Target Availability Notice indicates that the Nominated Target is not on the list of Unavailable Targets, then such Nominated Target shall automatically be designated as an “Accepted Target” on the date of AbbVie’s receipt of the Target Availability Notice (the “Target Acceptance Date”), and the Parties will have all rights and obligations hereunder in connection with such Accepted Target or new Reserved Target (including exclusivity in accordance with Section 5.9) as of the Target Acceptance Date. If the Target Availability Notice indicates that the Nominated Target is on the list of Unavailable Targets, then (a) if such Nominated Target is subsequently removed from the list of Unavailable Targets, the Gatekeeper shall provide written notice to AbbVie within [***] Business Days of such Nominated Target’s removal therefrom and (b) AbbVie shall have the right to nominate an alternative Nominated Target (or the same Nominated Target, if it becomes available) in accordance with this Section 3.2.6. In the event that one or more Third Parties has requested the same Unavailable Target and such Nominated Target is subsequently removed from the list of Unavailable Targets, the Gatekeeper will use reasonable best efforts to send written notice of the availability of such Nominated Target to AbbVie and any such Third Party(ies) at the same time. In all cases, Caribou acknowledges and agrees that if AbbVie is the first Person to submit a Target Nomination Notice for a Nominated Target, then unless such Nominated Target is subject to an Internal Reserved Program, such Nominated Target will, subject to the terms of this Agreement, be deemed an Accepted Target.

3.2.7 Additional Program Slots.

(a) Target Selection. For each Program Slot other than the Initial Program Slot, AbbVie shall select such Program Slot by providing written notice to Caribou thereof at any time during the applicable time window as set forth in Sections 3.2.1(b) and 3.2.1(c), which notice shall (i) identify any Reserved Target(s) that will be the subject of such Program Slot, and/or (ii) notify Caribou of the initiation of the Target nomination process in Section 3.2.6 (each such notice, the “Program Slot Selection Notice”). [***]

(b) Additional Research Plans. If none of the Targets proposed by AbbVie in a Program Slot Selection Notice corresponds to Unavailable Target(s), the JGC will promptly agree on a Research Plan for the applicable Program Slot, but in no event less than [***] days following the date of the Program Slot Selection Notice. Upon the JGC’s approval of each such plan, such plan will be deemed to be a “Research Plan” under this Agreement and AbbVie will be deemed to have selected the applicable Program Slot under this Agreement as of the date on which the JGC approves such Research Plan (the “Program Slot Exercise Date”).

3.2.8 Program Target Substitution. On a Program Slot-by-Program Slot basis during the applicable Target Substitution Period, AbbVie shall have the one-time right, in its sole discretion, to select a substitute Target or Target Combination (a “Substitute Target” or “Substitute Targets,” as applicable, and a “Substitution”) for each applicable Program Slot, such Target(s) to be selected from either the Reserved Target list or other available Targets, subject to the selection procedures of Section 3.2.7(a) (Target Selection). Upon a Substitution, the JGC shall promptly agree on a Research Plan for the Program Slot for such Substitute Targets. Upon the JGC’s approval of such plan, such plan will be deemed a “Research Plan” under this Agreement and AbbVie will be deemed to have selected the applicable Substitute Target for such Program Slot under this Agreement as of the date on which the JGC approves such Research Plan. [***]

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3.2.9 Consideration Reimbursement. In the event that, following the Effective Date, Caribou acquires or in-licenses from any Third Party a [***] in respect of any Target which is not an Accepted Target, Reserved Target or Substitute Target, and through nomination by AbbVie (whether pursuant to Section 3.2.6 or Section 3.2.8) such Target becomes an Accepted Target or Substitute Target prior to such Target becoming the subject of an Internal Reserved Program [***].

3.3 Conduct of Research Plan.

3.3.1 Generally. Caribou shall conduct its activities under the applicable Research Plan in accordance with this ARTICLE 3 and the other terms and conditions of this Agreement. Under the direction and supervision of the JGC, Caribou shall perform all of its Development activities set forth in the applicable Research Plan in good scientific manner and in compliance with all Applicable Law, including all applicable GMP requirements, GLP requirements and good clinical practice requirements. [***]

3.3.2 Diligence. Pursuant to a Research Plan, following [***] Caribou shall complete the tasks set forth in the applicable Research Plan and shall use Commercially Reasonable Efforts to achieve the objectives of the applicable Research Plan as soon as reasonably practicable and in accordance with the timeline set forth in the applicable Research Plan. Without limiting the foregoing, Caribou shall allocate sufficient time, effort, equipment, and skilled personnel to perform such Development activities successfully and in accordance with the applicable Research Plan and its obligations under this Agreement.

3.3.3 Amendments to Research Plans. Either Party may propose an amendment to a Research Plan by submitting such proposed amendment in writing to the JGC for review and approval. Upon the approval of the JGC, the applicable Research Plan shall be deemed to be amended by such amendment. Notwithstanding the foregoing or anything to the contrary in this Agreement, the JGC will not have the authority to approve any amendment to a Research Plan that would result in [***], which amendment will require the mutual written agreement of the Parties.

3.3.4 Research Plan Records. Caribou shall, and shall require its Affiliates and Third Party Providers to, maintain complete, current and accurate hard and/or electronic (as applicable) copies of records of all work conducted pursuant to its Development and Manufacturing activities under a Research Plan, and all results, data, developments and Collaboration Know-How made in conducting such activities. Such records shall accurately reflect all such work done and results achieved with respect to a Research Plan in sufficient detail to verify compliance with Caribou’s obligations under this Agreement and shall be in good scientific manner appropriate for applicable patent and regulatory purposes and comply with Applicable Law. Such records shall record only such activities performed pursuant to this Agreement and shall not include or be commingled with records of activities outside the scope of the Research Plans. Such records shall be retained by Caribou for at least [***] years after the expiration or termination of this Agreement, or for such longer period as may be required by Applicable Law. AbbVie shall have the right, during normal business hours, and upon reasonable, and no less than [***] calendar days, prior written notice, to inspect and copy all records maintained pursuant to this Section 3.3.4.

3.4 Caribou Optional and Opt In Technology.

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3.5 Research Reports. During the applicable Research Collaboration Term, [***] in advance of each Calendar Quarter meeting of the JGC, Caribou shall provide to AbbVie (a) a reasonably detailed, written progress report on the status of its activities under the applicable Program Slot, (b) a reasonably detailed summary of all data with respect to the applicable Collaboration CAR-T Products resulting from Caribou’s activities under the applicable Program Slot, and (c) access to or copies of written reports of applicable Development activities under the Program Slot as may be prepared by Caribou. Notwithstanding the foregoing, Caribou shall, within a reasonably prompt period of time following a request by AbbVie, provide to AbbVie such additional Information relating to each applicable Program Slot as may be

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reasonably requested by AbbVie to enable AbbVie to assess Caribou’s progress under and compliance with the applicable Research Plan. For clarity, research reports submitted by Caribou under this Section 3.5 may be in PowerPoint format, provided such PowerPoints contain all information specified in the foregoing clauses (a) and (b).

3.6 Data Packages. On a Program Slot-by-Program Slot basis, within [***] days after [***] (or such other period of time mutually agreed by the Parties), Caribou shall deliver to AbbVie the complete Data Package with respect to the applicable Program Slot.

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3.8 Research Costs. Caribou shall use Commercially Reasonable Efforts to ensure that the Research Costs are within the applicable Research Plan budget. Subject to this Section 3.8, AbbVie shall reimburse Caribou for the Research Costs actually incurred by Caribou after the Effective Date in connection with the performance of Development activities in accordance with the applicable Research Plan and budget set forth therein. Caribou shall calculate and maintain records of FTE Costs (on an employee percentage allocation basis) and Out-of-Pocket Costs with respect to each Research Plan incurred by it, unless agreed by the Parties in writing. AbbVie shall have no obligation to reimburse any Research Costs or other costs of Development incurred by Caribou except as expressly set forth in Section 3.4.1(d), Section 3.7, this Section 3.8, Section 3.9.2, Section 3.9.3, as applicable, and Section 3.10.3.

3.8.1 Budget Overages.

(a) In the event Caribou determines that it is likely to incur Research Costs in excess of the applicable Research Plan budget for a Calendar Year, Caribou shall inform AbbVie of the expected overage within [***] Business Days of making such determination. Prior to incurring any Research Costs in excess of the applicable Research Plan budget, Caribou shall provide to the JGC a reasonably detailed written explanation of such additional Research Costs. Any overspend of Caribou in excess of [***] of the then-current applicable Research Plan budget shall be borne by Caribou, [***].

(b) Any overspend, or potential overspend, by Caribou of the Research Costs set forth in the applicable Research Plan shall not impact Caribou’s obligations under Section 3.6. Without limiting the foregoing, for so long as Caribou is performing activities under the applicable Research Plan, within [***] days after the end of the [***] of each Calendar Year, Caribou shall provide to AbbVie (i) an estimate of the FTE Costs and Out-of-Pockets Costs anticipated to be incurred by Caribou during the [***] of such Calendar Year and (ii) a good faith estimate of the FTE Costs and Out-of-Pockets Costs anticipated to be incurred by Caribou for the following Calendar Year.

3.8.2 Research Cost Payments. On a Research Plan-by-Research Plan basis, within [***] days after the end of each Calendar Quarter in which Caribou is performing any Development activities under the applicable Research Plan, Caribou shall provide to AbbVie an invoice setting forth the Research Costs incurred by or on behalf of Caribou during such Calendar Quarter, along with a summary report of such Research Costs, which report shall (a) specify in reasonable detail all amounts included in the Research Costs during such Calendar Quarter, (b) set forth any payment (or series of payments) to a Third Party that exceeds [***] and (c) include copies of any invoice(s) or other supporting documentation with respect to payment (or series of payments) to a Third Party that exceeds [***]. Caribou also shall provide, on AbbVie’s request, copies of any other invoices or other supporting documentation for any payment made to a Third Party. AbbVie shall reimburse Caribou for all undisputed Research Costs set forth in the applicable invoice within [***] calendar days of AbbVie’s receipt thereof, provided, that if AbbVie disputes in good faith any portion of such invoice, it shall pay the undisputed Research Costs and shall provide Caribou with written notice of the disputed portion and its reasons therefor within [***] calendar days of receipt of such invoice, and AbbVie shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of Caribou. The Parties shall use good faith efforts to resolve any such disputes promptly. If it is determined that AbbVie disputed any amounts invoiced by Caribou in bad faith, AbbVie shall promptly make payment to Caribou of all such amounts, together with interest thereon, pursuant to Section 6.9.

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3.9 Third Party Providers.

3.9.1 Caribou shall have the right to subcontract any of its Development and Manufacturing activities set forth in the applicable Research Plan, to a Third Party (a “Third Party Provider”) [***] Except as provided in Section 4.4.2, Caribou further shall use Commercially Reasonable Efforts to assist AbbVie in obtaining from such Third Party Provider any Manufacturing Process or related technology used in the Manufacture of such Collaboration CAR-T Products or Licensed Products, including all Know-How and Materials related thereto.

3.9.2 In the event that (a) a Third Party Provider is an existing Caribou service provider (each an “Existing Third Party Provider”) under an existing services agreement (e.g., a master services agreement) (each an “Existing Services Agreement”), and the Existing Third Party Provider will only provide non-GLP, non-GMP activities pursuant to a Research Plan, then, in lieu of a new services agreement, Caribou and the Existing Third Party Provider may enter into a statement of work or other supplemental document under the Existing Services Agreement with such Existing Third Party Provider to cover the activities subject to this Agreement (each a “Supplemental Existing Services Agreement Document”), provided that (i) such Supplemental Existing Services Agreement Document complies with each of the requirements set forth in Section 3.9.1, and (ii) Caribou provides AbbVie a copy of the relevant Supplemental Existing Services Agreement Document and a redacted version of the Existing Services Agreement, such redacted portions being limited to those parts of the Existing Services Agreement that do not relate to the activities of the Existing Third Party Provider subject to this Agreement. Subject to reimbursement by AbbVie as set forth in Section 3.8, and further subject to Section 3.9.3, Caribou shall directly pay all such Third Party Providers for all external costs set forth in each Research Plan. Subject to the final decision-making authority of the JGC, Caribou shall direct the activities of such Third Party Providers.

3.9.3 To the extent Third Party Providers would be required to perform GMP activities (including where, under a single agreement, such Third Party Providers perform GLP activities in furtherance of GMP activities) pursuant to a Research Plan or this Agreement for the Manufacture of Collaboration CAR-T Products and Licensed Products for use in AbbVie’s Phase I Clinical Studies, except as otherwise expressly agreed by the Parties, AbbVie shall enter into agreements (including service agreements and quality agreements) with such Third Party Providers (such Third Party Provider, an “AbbVie-Retained Third Party Provider”) pursuant to which AbbVie shall: (i) directly pay such AbbVie-Retained Third Party Providers’ costs, as set forth in the applicable Research Plan, in lieu of reimbursing Caribou for such costs; (ii) ensure such AbbVie-Retained Third Party Providers will take instructions from and otherwise reasonably cooperate with Caribou such that Caribou may discharge its obligations under this Agreement; and (iii) list Caribou as an express third party beneficiary. Caribou agrees that it shall enter into a three-party confidentiality agreement with each relevant AbbVie-Retained Third Party Provider, such that confidentiality obligations run to and among each of Caribou, AbbVie, and the AbbVie-Retained Third Party Provider, and further agrees that it shall cooperate with AbbVie as reasonably necessary for AbbVie to negotiate and execute such two- and three-party agreements. Notwithstanding the foregoing, Caribou shall remain responsible for its obligations under the applicable Research Plan and this Agreement and shall provide the necessary instructions to the AbbVie-Retained Third Party Provider for execution of such applicable obligations.

3.10 Supply of Technology for Development Purposes. On a Program Slot-by-Program Slot basis:

3.10.1 Promptly after the Effective Date, to the extent not done so already, Caribou shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to AbbVie, in whatever form AbbVie may reasonably request, Caribou Background Know-How, [***] Know-How and any other subject matter claimed or covered by any Caribou Background Patent or [***] Patent, all of the foregoing as of the date hereof, to the extent reasonably necessary or useful for AbbVie’s performance of its obligations under any Research Plan or this Agreement or the exercise of any of AbbVie’s rights under this Agreement;

3.10.2 During the Term, to the extent not done so already, Caribou shall, and shall cause its Affiliates to, without additional compensation, reasonably promptly disclose and make available to AbbVie, in such form as maintained by Caribou in the ordinary course of business, such Regulatory Documentation, Caribou Background Know-How, Caribou Collaboration Know-How, [***] Know-How and any other subject matter claimed or covered by any Caribou Background Patent, Caribou Collaboration Patent or [***] Patent to the extent reasonably necessary or useful

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for AbbVie’s utilization of the Caribou Platform Technology, AbbVie’s Exploitation of a Collaboration CAR-T Product or a Licensed Product, or [***] on the terms and conditions set forth in this Agreement, such disclosure to be made reasonably promptly after the making, conception, or reduction to practice of such Regulatory Documentation, Caribou Background Know-How, Caribou Collaboration Know-How, [***] Know-How and any other Information; and

[***] During the applicable Research Collaboration Term and subsequent Transition Plan, for no additional consideration Caribou shall provide AbbVie with all reasonable assistance required in order to provide to AbbVie, in a timely manner, the Regulatory Documentation, Caribou Background Know-How, Caribou Collaboration Know-How, [***], [***] Know-How and any other subject matter required to be produced pursuant to Section 3.10.2, and shall assist AbbVie with respect to the Exploitation of any Collaboration CAR-T Products and any Licensed Products, to the extent necessary for AbbVie to reproduce activities performed by Caribou under the applicable Research Plan. Without prejudice to the generality of the foregoing, if visits of Caribou’s representatives to AbbVie’s facilities are reasonably requested by AbbVie for purposes of providing the Regulatory Documentation, Caribou Background Know-How, Caribou Collaboration Know-How, [***], [***] Know-How and any other subject matter to AbbVie, or for purposes of providing AbbVie the assistance referenced in the preceding sentence, at AbbVie’s cost, Caribou shall send appropriate representatives to AbbVie’s facilities. [***]

3.11 Provision of Certain Materials.

3.11.1 Generally. During the Research Collaboration Term, each Party may provide the other Party with Provided Materials in accordance with the applicable Research Plan or as otherwise agreed to by the JGC. Neither Party shall administer any Provided Material to any human.

3.11.2 AbbVie Materials. Caribou shall use any and all Provided Materials received from AbbVie solely in connection with conducting the activities specified in the applicable Research Plan, as applicable, or for the specific purpose approved by AbbVie. All right, title, and interest in and to Provided Materials of AbbVie shall remain the sole and exclusive property of AbbVie, notwithstanding the transfer to and use by Caribou of the same. [***] At the end of the Term (or, with respect to Provided Materials provided by AbbVie, such earlier time as AbbVie may request in writing once Caribou no longer needs such Provided Materials for purposes of the Development activities conducted by Caribou), Caribou shall either destroy or return to AbbVie, at AbbVie’s sole discretion, all unused Provided Materials of AbbVie.

3.11.3 Caribou Materials. Title in and to any and all Provided Materials of Caribou shall transfer to AbbVie upon AbbVie’s receipt of such Provided Materials. AbbVie’s use of such Provided Materials shall be subject to and consistent with the Licenses granted to AbbVie under this Agreement. For clarity, the transfer of title to AbbVie for Provided Materials of Caribou shall not preclude or restrict Caribou’s use of any materials retained in Caribou’s possession.

3.12 Regulatory Matters. AbbVie shall, as between the Parties, have the sole right to prepare, obtain and maintain (including the setting of the overall regulatory strategy therefor) all INDs, Drug Approval Applications, other Regulatory Approvals and other submissions and to conduct communications with the Regulatory Authorities and governmental authorities in the Territory for the applicable Collaboration CAR-T Product and corresponding Licensed Products. Caribou shall perform the regulatory activities allocated to Caribou in the applicable Research Plan, including drafting certain portions of any IND, and shall otherwise support AbbVie (at Caribou’s cost), as may be reasonably necessary, in obtaining Regulatory Approvals for such Collaboration CAR-T Product and Licensed Products and in the activities in support thereof, including providing all documents or other materials in the possession or control of Caribou or any of its Affiliates, upon reasonable request, as may be necessary or reasonably useful for AbbVie or any of its Affiliates or its or their Sublicensees to obtain Regulatory Approvals for the Licensed Products. All Regulatory Documentation (including all Regulatory Approvals) in the Territory relating to the applicable Collaboration CAR-T Product and corresponding Licensed Products shall be owned by, and shall be the sole property and held in the name of, AbbVie or its designated Affiliate, Sublicensee or designee.

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ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION BY ABBVIE

4.1 AbbVie Development and Commercialization. On a Collaboration CAR-T Product-by-Collaboration CAR-T Product basis, following the occurrence of the Transfer Date, AbbVie shall have the sole right to Develop, Manufacture, Commercialize and otherwise Exploit such Collaboration CAR-T Product and applicable Licensed Products in the Field in the Territory in accordance with the terms and conditions of this Agreement; provided that (a) Caribou shall continue to be responsible for Manufacturing activities and the supply of Licensed Product for the Phase I Clinical Studies in accordance with the applicable Research Plan, and (b) as set out more fully in the applicable Research Plan, Caribou shall assist AbbVie with the preparation and filing of the applicable IND and in responding to any communications from FDA in respect of the IND.

4.2 Transition Plan. Within [***] days prior to the Transfer Date with respect to a Collaboration CAR-T Product, without additional consideration to Caribou, the Parties shall agree in good faith to a plan (“Transition Plan”) to transfer to AbbVie (or its designee) as efficiently as possible all Development activities relating to such Collaboration CAR-T Product and any Licensed Products corresponding to such Collaboration CAR-T Product then being undertaken by Caribou. Caribou shall use Commercially Reasonable Efforts to transition all such activities to AbbVie in accordance with the Transition Plan.

4.3 Caribou Transition Obligation. Upon AbbVie’s request with respect to a Collaboration CAR-T Product after the applicable Transfer Date, without limiting Section 4.2 and without additional consideration to Caribou:

4.3.1 Caribou shall transfer to AbbVie all of its right, title, and interest in and to, and shall deliver to AbbVie, all Materials used, acquired by, or generated by or on behalf of Caribou or any of its Affiliates or Third Party Providers under the applicable Research Plan;

4.3.2 Caribou shall provide to AbbVie copies of all Know-How Controlled by Caribou arising out of the applicable Program Slot or any Manufacturing activities with respect thereto, including all pre-clinical data and all safety data resulting from a Program Slot or any Manufacturing activities in connection with either of the foregoing; and

4.3.3 Caribou shall assist AbbVie in responding to any communications from the FDA in respect of the IND in accordance with Section 3.12.

4.4 Manufacturing.

4.4.1 General. Unless the Parties otherwise agree, Caribou shall perform the Manufacturing activities designated to it as set forth in the applicable Research Plan, including the designated activities for Manufacture and supply of all pre-clinical requirements of Collaboration CAR-T Products and Licensed Products and managing Third Parties engaged for supply of Phase I clinical requirements of Collaboration CAR-T Products and Licensed Products under each Research Plan in accordance with the terms hereof.

4.4.2 Manufacturing Technology Transfer. Upon AbbVie’s written request with respect to a given Collaboration CAR-T Product and Licensed Product, Caribou shall effect a full transfer to AbbVie or its designee (which designee may be an Affiliate or a Third Party Provider) of all Materials and Know-How Controlled by Caribou relating to the then-current process for the Manufacture of such Collaboration CAR-T Product and any corresponding Licensed Products (each, a “Manufacturing Process”). Caribou shall provide, shall cause its Affiliates to provide, and shall use Commercially Reasonable Efforts to assist AbbVie in causing all Third Party Providers to provide, all reasonable assistance requested by AbbVie to enable AbbVie (or its Affiliate or designated Third Party Provider, as applicable) to implement each Manufacturing Process at the facilities designated by AbbVie. If requested by AbbVie, such assistance shall include facilitating the entering into of agreements with applicable Third Party suppliers relating to such Collaboration CAR-T Product and any corresponding Licensed Products. Without limitation of the foregoing, in connection with the Manufacturing Process and related transfer:

(a) Caribou shall, and shall cause its Affiliates to, make available to AbbVie (or its Affiliate or designated Third Party Provider, as applicable), and shall use Commercially Reasonable Efforts to assist AbbVie in causing all Third Party Providers to make available to AbbVie, from time to time as AbbVie may request, all Materials and Manufacturing-related Know-How Controlled by Caribou relating to each Manufacturing Process, including methods, reagents and processes and testing/characterization Know-How, and all documentation constituting material support, performance advice, shop practice, standard operating procedures, specifications as to Materials to be used, and control methods, that are necessary or reasonably useful to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice such Manufacturing Process;

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(b) Caribou shall cause all appropriate employees and representatives of Caribou and its Affiliates, and shall use Commercially Reasonable Efforts to assist AbbVie in causing all appropriate employees and representatives of Third Party Providers, to meet with employees or representatives of AbbVie (or its Affiliate or designated Third Party Provider, as applicable) at the applicable manufacturing facility at mutually convenient times to assist with the working up and use of each Manufacturing Process and with the training of the personnel of AbbVie (or its Affiliate or designated Third Party Provider, as applicable) to the extent necessary or reasonably useful to enable AbbVie (or its Affiliate or designated Third Party Provider, as applicable) to use and practice such Manufacturing Process;

(c) Without limiting the generality of this Section 4.4.2, Caribou shall cause all appropriate analytical and quality control laboratory employees and representatives of Caribou and its Affiliates, and shall use Commercially Reasonable Efforts to assist AbbVie in causing all appropriate analytical and quality control laboratory employees and representatives of Third Party Providers, to meet with employees or representatives of AbbVie (or its Affiliate or designated Third Party Provider, as applicable) at the applicable manufacturing facility and make available all necessary equipment, at mutually convenient times, to support and execute the provision of all applicable analytical methods and the validation thereof (including all applicable Know-How, Information and Materials Controlled by Caribou, and sufficient supplies of all primary and other reference standards);

(d) Caribou shall, and shall cause its Affiliates to, take such steps, and shall use Commercially Reasonable Efforts to assist AbbVie in causing Third Party Providers take such steps, as are necessary or reasonably useful to assist AbbVie (or its Affiliate or designated Third Party Provider, as applicable) in obtaining any necessary licenses, permits or approvals from Regulatory Authorities with respect to the Manufacture of the applicable Collaboration CAR-T Products and corresponding Licensed Products at the applicable facilities; and

(e) Caribou shall, and shall cause its Affiliates to, provide, and shall use Commercially Reasonable Efforts to assist AbbVie in causing Third Party Providers to provide, such other assistance as AbbVie (or its Affiliate or designated Third Party Provider, as applicable) may reasonably request to enable AbbVie (or its Affiliate or designated Third Party Provider, as applicable) to use and practice each Manufacturing Process and otherwise to Manufacture the applicable Collaboration CAR-T Products and corresponding Licensed Products.

4.5 Diligence. Following the first occurrence of a Transfer Date, AbbVie shall use Commercially Reasonable Efforts to Develop and Commercialize [***] during the Royalty Term under this Agreement. Caribou acknowledges and agrees that nothing in this Section 4.5 is intended, or shall be construed, to require AbbVie to Develop or Commercialize a specific Licensed Product. Except as set forth in this Section 4.5, AbbVie shall have no other diligence obligations, express or implied, with respect to the Development, Commercialization or other Exploitation of the Licensed Products in the Territory.

4.6 Booking of Sales; Distribution. AbbVie will have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Licensed Products in the Territory and to perform or cause to be performed all related services. AbbVie will handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory.

4.7 Product Trademarks. Subject to Section 4.8, AbbVie will have the sole right to determine and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products on a worldwide basis. Caribou will not, and will not permit its Affiliates to, (a) use in their respective businesses, any Trademark that is

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confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks or (b) do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks. Caribou agrees to, and will cause its Affiliates to, conform (i) to the customary industry standards for the protection of Product Trademarks for products and such guidelines of AbbVie with respect to manner of use (as provided in writing by AbbVie) of the Product Trademarks, and (ii) to maintain the quality standards of AbbVie with respect to the goods sold and services provided in connection with such Product Trademarks. Caribou will not, and will not permit its Affiliates to, attack, dispute or contest the validity of or ownership of such Product Trademarks anywhere in the Territory or any registrations issued or pending with respect thereto.

4.8 Markings. To the extent required by Applicable Law in a country in the Territory, the promotional materials, packaging and Product Labeling used by AbbVie, its Affiliates and its and their Sublicensees in connection with the Licensed Products in such country will contain (a) the Corporate Name of Caribou and (b) the logo and corporate name of the manufacturer (if other than AbbVie or an Affiliate) (collectively, the “Markings”).

ARTICLE 5

GRANT OF RIGHTS

5.1 Grants to AbbVie.

5.1.1 Caribou Platform Technology and Other Licenses. Subject to Sections 5.3 and 5.7.1, upon the Effective Date, Caribou (on behalf of itself and its Affiliates) hereby grants to AbbVie and its Affiliates the following licenses (collectively, the “Licenses”):

(a) an exclusive (including with regard to Caribou and its Affiliates), royalty-bearing license (or sublicense), with the right to grant sublicenses in accordance with Section 5.3, under all Caribou IP other than: (i) [***] and (ii) [***] IP (which, for clarity, is licensed solely pursuant to Section 5.1.3), in all cases solely to Develop, Commercialize, Manufacture and otherwise Exploit the Collaboration CAR-T Products and Licensed Products in the Field in the Territory;

(b) an exclusive (including with regard to Caribou and its Affiliates) license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 5.3, under all Regulatory Approval and any other Regulatory Documentation that Caribou or its Affiliates may Control with respect to the Collaboration CAR-T Products or Licensed Products as necessary solely for purposes of Exploiting the Collaboration CAR-T Products and Licensed Products in the Field in the Territory;

(c) a non-exclusive, royalty-free license (or sublicense), with the right to grant sublicenses in accordance with Section 5.3, under the Caribou IP other than: (i) [***] and (ii) [***] IP (which, for clarity, is licensed solely pursuant to Section 5.1.3), solely to Develop, Commercialize, Manufacture and otherwise Exploit Companion Diagnostic Products in the Companion Diagnostic Field in the Territory; and

(d) subject to Section 7.1.7, a non-exclusive license, with the right to grant sublicenses in accordance with Section 5.3, to use Caribou’s Corporate Names solely as required by Applicable Law to Exploit the Collaboration CAR-T Products or Licensed Products in the Field in the Territory and for no other purpose.

5.1.2 [***] Subject to Sections 5.3, 5.7.1, and 5.9.3, upon:

(a) AbbVie’s selection of [***] as a Target for a Program Slot and during the corresponding Research Collaboration Term, Caribou (on behalf of itself and its Affiliates) hereby grants to AbbVie and its Affiliates an exclusive (including with regard to Caribou and its Affiliates), royalty-bearing license (or sublicense), with the right to grant sublicenses in accordance with Section 5.3, under the [***], solely to Develop Collaboration CAR-T Products and Licensed Products in the Field in the Territory. [***]; and

(b)[***], Caribou (on behalf of itself and its Affiliates) hereby grants to AbbVie and its Affiliates an exclusive (including with regard to Caribou and its Affiliates), royalty-bearing license (or sublicense), with the right to grant sublicenses in accordance with Section 5.3, under [***], solely to Develop, Commercialize, Manufacture and otherwise Exploit the Collaboration CAR-T Products and Licensed Products in the Field in the Territory. [***]

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5.1.3 [***] IP. Subject to Sections 3.4.1 and 5.7.1, [***] Caribou (on behalf of itself and its Affiliates) hereby grants to AbbVie and its Affiliates an exclusive (including with regard to Caribou and its Affiliates), royalty-bearing license (or sublicense), with the right to grant sublicenses in accordance with Section 5.3, under the [***] solely to Develop, Commercialize, Manufacture and otherwise Exploit the Collaboration CAR-T Products and Licensed Products in the Field in the Territory.

5.2 Grants to Caribou. Upon the Effective Date, AbbVie hereby grants to Caribou and its Affiliates a non-exclusive, royalty-free license, without the right to grant sublicenses (except to Third Party Providers pursuant to Section 3.9), under the AbbVie IP to Develop or Manufacture the Collaboration CAR-T Products and Licensed Products in the Territory solely for purposes of performing its obligations as set forth in, and subject to, each applicable Research Plan.

5.3 Sublicenses. AbbVie and its Affiliates shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under and within the scope of the Licenses and rights of reference granted in Section 5.1, to its Affiliates and other Persons; provided that any such sublicenses shall be consistent with and subject to the terms and conditions of this Agreement.

5.4 Distributorships. AbbVie shall have the right, in its sole discretion, to appoint its Affiliates, and AbbVie and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons, in the Territory or in any country or other jurisdiction of the Territory, to distribute, market, and sell the Licensed Products (with or without packaging rights). Where AbbVie or its Affiliates appoints such a Person and such Person is not an Affiliate of AbbVie, that Person shall be a “Distributor” for purposes of this Agreement. The term “packaging rights” in this Section 5.4 means the right for the Distributor to package Licensed Products supplied in unpackaged bulk form into individual ready-for-sale packs.

5.5 Existing IP Agreements.

5.5.1 Generally. Except as otherwise expressly set forth in this Agreement, including Sections 3.4 and 5.5.2, all financial obligations, including royalties, due from Caribou to Third Parties under the Existing IP Agreements in consideration of Caribou’s or AbbVie’s Exploitation of the Caribou IP, the Collaboration CAR-T Products or the Licensed Products as contemplated hereunder are the sole responsibility of Caribou.

5.5.2 [***] Notwithstanding the provisions of Section 5.5.1, if AbbVie selects the [***] in accordance with Section 3.4.2, until the earlier of (a) expiration of the Term (as defined in the [***]), and (b) expiration of the Royalty Term, the royalty rate applicable to Net Sales of such Licensed Product containing such [***] hereunder shall be increased by (i) [***], for annual Net Sales of such Licensed Product less than or equal to [***], and (ii) [***] for annual Net Sales in excess of [***], subject in each case ((i) and (ii)) to the provisions of Section 6.5.4.

5.6 Future In-License Agreements.

5.6.1 Notification. If, during the Term, either Party becomes aware of any Intellectual Property Controlled by a Third Party that (a) relates to the Caribou Platform Technology (or any use thereof or improvement thereto), or (b) otherwise would be necessary or reasonably useful (or, with respect to Patent applications, would be necessary or reasonably useful if such Patent applications were to issue as Patents) for the Development, Manufacture, Commercialization or other Exploitation of a Collaboration CAR-T Product or a Licensed Product in the Field in the Territory, then such Party will notify the JGC that the Development, Manufacture or Commercialization of Collaboration CAR-T Products or Licensed Products may require or benefit from a grant of rights under additional Intellectual Property of Third Parties, whether by license or acquisition (each, a “Potential In-License”).

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5.6.2 Target- or Product-Specific In-Licenses.

(a) Except as set forth in Section 5.6.2(b), AbbVie will have the sole right to enter into Potential In-Licenses in respect of Intellectual Property directed primarily to (i) the then-current Targets or Target Combinations selected and used for the Collaboration CAR-T Products or Licensed Products (such Intellectual Property, “Target-Specific IP” and such Potential In-License, “Target-Specific In-Licenses”) or (ii) the Collaboration CAR-T Products or Licensed Products, (such Intellectual Property, “Product-Specific IP” and such Potential In-License, “Product-Specific In-Licenses”), in each case ((i) and (ii)), directly without consultation of Caribou, the JGC or any other Committee hereunder.

(b) AbbVie will have the sole right to enter into (i) Target-Specific In-Licenses for Target-Specific IP directed primarily to [***] for use with Collaboration CAR-T Products and Licensed Products that are directed to [***], and (ii) Product-Specific In-Licenses for Product-Specific IP for use with Collaboration CAR-T Products or Licensed Products that are directed to [***]; and, subject to Caribou’s compliance with Section 5.9.3, Caribou will have the sole right to enter into (x) Target-Specific In-Licenses for Target-Specific IP directed to [***] for use with Caribou Products, and (y) other in-licenses for IP directed primarily to Caribou Products for use with such Caribou Products that are directed to [***].

(c) Subject to the reduction limit as set forth in Section 6.5.4, AbbVie shall be entitled to offset [***] of the costs of any Target-Specific In-License or Product-Specific In-License [***].

5.6.3 Blocking Platform In-Licenses.

(a) Generally.

(i) Caribou shall have the sole right to enter into Potential In-Licenses in respect of Intellectual Property that, assuming that such Intellectual Property is valid and enforceable, would be necessary for utilizing the Caribou Platform Technology (such Intellectual Property, “Blocking Platform IP” and such Potential In-License, a “Blocking Platform In-License”) in connection with Exploitation of, to the extent permitted in Section 5.9, (x) cell therapy products Developed using the Caribou Platform Technology and directed towards Targets other than the then-current Initial Program Targets, Reserved Targets, or Accepted Targets, or (y) cell therapy products Developed using the Caribou Platform Technology and containing the [***] that are not a Collaboration CAR-T Product or a Licensed Product. If Caribou enters into a Blocking Platform In-License, it shall be solely responsible for [***] of the costs of such Blocking Platform In-License[***].

(ii) AbbVie and its Affiliates shall have the sole right to enter into Potential In-Licenses in respect of Blocking Platform IP in connection with Exploitation of a Collaboration CAR-T Product in a Licensed Product but not for the Exploitation of any Caribou Product(s). If AbbVie or its Affiliates enters into such a Blocking Platform In-License it shall have the right to offset the costs of such Blocking Platform In-License[***].

(iii) The Parties hereby acknowledge and agree that their mutual intent with respect to Blocking Platform In-Licenses, including [***] as defined in Section 5.6.3(b), is for each Party (and its Affiliates) to act completely independent of, and without regard to, the interest, benefit, or protection of, the other Party (and its Affiliate) in the identification, negotiation and execution of any Blocking Platform In-License. Without limiting the foregoing,

(A) the Parties acknowledge that each Party has its own assessment about the validity, patentability, enforceability, infringement, liability, or uncertainties associated with potential patent litigation, in connection with any Blocking Platform IP, and that one Party’s effort to negotiate or enter into a Blocking Platform In-License for such Blocking Platform IP, including a [***], shall not in any way suggest or indicate that the other Party agrees with the former Party’s assessment of the validity, patentability, enforceability, infringement, liability, or any uncertainties associated with potential patent litigation, in connection with such Blocking Platform IP;

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(B) Each Party that negotiates or enters into a Blocking Platform In-License hereby agrees that (1) the other Party is not, nor is intended to be, a third party beneficiary of such Blocking Platform In-License and (2) absent prior written consent of the other Party, such Party shall not suggest in any way to the counterparty of the Blocking Platform In-License, or otherwise indicate in the Blocking Platform In-License, that the other Party is or may be a third party beneficiary of such Blocking Platform In-License;

(C) Caribou shall not, and shall ensure that its Affiliates shall not, identify, negotiate or enter into, or assist any Third Party to negotiate or enter into, a Blocking Platform In-License, intended for the benefit or interest of any Collaboration CAR-T Product, Licensed Product or the Exploitation thereof; and

(D) AbbVie shall not, and shall ensure that its Affiliates shall not, identify, negotiate or enter into, or assist any Third Party to negotiate or enter into, a Blocking Platform In-License, intended for the benefit or interest of any Caribou Product(s) or the Exploitation thereof.

(E) [***]

(b) [***]

(i) Generally. Notwithstanding Sections 5.6.3(a)(i) and (ii), but subject in all cases to Section 5.6.3(a)(iii), either Party shall have the right to enter into Potential In-Licenses in respect of Intellectual Property that, assuming such Intellectual Property is valid and enforceable, would be necessary for utilizing [***].

(ii) Caribou Obtains License. Notwithstanding Sections 5.6.3(a)(i) and (ii), but subject in all cases to Section 5.6.3(a)(iii):

(A) Caribou shall have the sole discretion to enter into a [***], as long as the [***] in-licensed pursuant to such In-License claims or covers a Caribou Product(s) and does not claim or cover the then-current Initial Program Targets, Reserved Targets, or Accepted Targets, or any Collaboration CAR-T Product or Licensed Product or the Exploitation thereof;

(B) Caribou may also enter into a [***] for [***] that claims or covers a Caribou Product(s), and also claims or covers any of the then-current Initial Program Targets, Reserved Targets, or Accepted Targets, or any Collaboration CAR-T Product or Licensed Product or the Exploitation thereof, provided that such [***] is not intended for the benefit or interest of any Collaboration CAR-T Product, Licensed Product or the Exploitation thereof. Caribou may, in its sole discretion, include in such [***] the following provisions: Caribou has the right to grant a sublicense (further sublicensable through multiple tiers) under all Intellectual Property in-licensed pursuant to such In-License, which, upon the election of a Third Party (the scope of which includes AbbVie and its Affiliates) to receive a sublicense, such sublicense grants to such Third Party and its Affiliates exclusive or non-exclusive rights under such Intellectual Property to Exploit a product (the scope of which includes Collaboration CAR-T Products and Licensed Products) in a field and territory (the scope of which includes the Field and the Territory).

(C) Caribou shall provide written notice to AbbVie promptly after entering into a [***], and shall disclose in such notice whether such license includes within its scope the right to practice any in-licensed [***] with any then-current Initial Program Targets, Reserved Targets, or Accepted Targets. Any such in-licensed [***] will be excluded from Caribou Background IP unless and until AbbVie elects to receive a sublicense pursuant to Section 5.6.3(b)(ii)(D).

(D) AbbVie may, in its discretion and on written notice to Caribou at any time during the Term, elect to receive a sublicense under any [***] executed by Caribou hereunder to use in the practice of the Licenses and AbbVie’s exercise of rights under this Agreement. If AbbVie exercises this right to receive a sublicense, then (1) the Parties shall document the exercise of such right by executing an addendum to this Agreement memorializing AbbVie’s receipt of sublicense under the [***] (for clarity, such addendum shall not contain any additional terms or conditions); and (2) all [***] in-licensed thereunder shall be deemed Caribou Background IP.

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(E) If Caribou enters into a [***], it shall be solely responsible for [***] of the costs of such [***].

(iii) AbbVie Obtains License. If AbbVie or its Affiliates enters into a [***], it shall have the right to offset the costs of such [***] in connection with Exploitation of any Collaboration CAR-T Product or Licensed Product, as provided in Section 6.5.4(c).

5.6.4 Platform Improvement IP In-Licenses.

(a) Caribou will have the first right, in its sole discretion, to enter into Potential In-Licenses in respect of Intellectual Property other than Target-Specific IP, Product-Specific IP, Blocking Platform IP or [***] that would be necessary or reasonably useful for the Exploitation of a Collaboration CAR-T Product or a Licensed Product (such Intellectual Property, “Platform Improvement IP” and such Potential In-License, a “Platform Improvement IP In-License”).

[***]

5.6.5 Reserved Rights. Except as otherwise expressly set forth in Sections 3.9.1 or 5.6 (including Section 5.6.2, with respect to products directed to [***]), during the Term, (a) Caribou and its Affiliates shall be free, without AbbVie’s prior written consent, to enter into any agreement with a Third Party in respect of any Information, regulatory documentation, Materials, Patents, or other Intellectual Property not directed primarily to the then-current Targets or Target Combinations selected and used for the Collaboration CAR-T Products or Licensed Products, and (b) neither Caribou nor any of its Affiliates shall, without AbbVie’s prior written consent, enter into any agreement with a Third Party in respect of any Information, Regulatory Documentation, Materials, Patents, or other Intellectual Property directed primarily to the then-current Targets or Target Combinations selected and used for the Collaboration CAR-T Products or Licensed Products.

5.7 Retention of All Other Rights.

5.7.1 Notwithstanding the exclusive licenses granted to AbbVie pursuant to Section 5.1, Caribou retains the right to practice under the Caribou IP, all Regulatory Approvals and any other Regulatory Documentation to perform (and to sublicense Third Parties to perform as permitted hereunder) its obligations under this Agreement (including Development, Manufacture and supply of Collaboration CAR-T Products and Licensed Products to AbbVie, as applicable).

5.7.2 Except as expressly provided herein, Caribou grants no other right license or interest of any kind or nature, including any rights, licenses or interests in or to the Caribou Background IP, [***] IP, [***], Regulatory Documentation, Caribou Corporate Names, or any other Patent, technology, or intellectual property or other proprietary rights, including, without limitation, with respect to any Targets not subject to this Agreement or upon Targets ceasing to be the subject of the collaboration under this Agreement pursuant to Section 5.9.2.

5.7.3 Except as expressly provided herein, AbbVie grants no other right or license of any kind or nature, including any rights, licenses or interests in or to the AbbVie IP, the Regulatory Documentation, or any other Patent, technology or intellectual property rights or other proprietary rights not otherwise expressly granted herein.

5.7.4 Notwithstanding the inclusion or incorporation of any [***] in a Collaboration CAR-T Product or Licensed Product, Caribou retains the right to use such [***] independent of this Agreement if, at the time of such inclusion, (a) such [***] constituted Caribou Background IP, or (b) such [***] is generally known in the industry and not claimed or covered by a Patent owned or Controlled by AbbVie or any of its Affiliates at the time of such use by Caribou; provided that in no event shall Caribou incorporate or benefit from any AbbVie Background Know-How or AbbVie Collaboration Know-How in such use.

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5.9 Exclusivity.

5.9.1 On a Target-by-Target and Target Combination-by-Target Combination basis, commencing as of the date that such Target or Target Combination first becomes (as outlined below) a subject of the collaboration under this Agreement and ending on [***] Caribou shall not, itself or with or through any Affiliate, license, authorize, appoint, or otherwise enable any Third Party to, directly or indirectly, Develop, Commercialize, or otherwise Exploit any molecule, compound, or other therapeutic that binds to, inhibits or otherwise modulates such Target or Target Combination [***], or any derivative of the foregoing that also binds to, inhibits, or otherwise modulates such Target or Target Combination [***], in each case anywhere in the Territory.

5.9.2 For the purposes of this Section 5.9, (a) a Target or Target Combination (including any single Target within the set of Targets comprising such Target Combination) becomes a subject of the collaboration under this Agreement as of (i) the Effective Date for the Target Combination in the Initial Program Slot or (ii) the date that a Target becomes an Accepted Target, a Substitute Target, or a Reserved Target; and (b) a Target or Target Combination will cease to be subject of the collaboration under this Agreement if (i) either (A) such Target is substituted out of a Program Slot pursuant to Section 3.2.8 (upon Substitution), (B) a Program Slot directed to such Target or Target Combination is terminated, in accordance with ARTICLE 11 (upon the effective date of such termination), or (C) such Target ceases to be a Reserved Target pursuant to Section 3.2.2; and (ii) such Target is not otherwise selected as a Target (or part of a Target Combination) of an active Program Slot under this Agreement.

5.9.3 Notwithstanding the provisions of Section 5.9.1, Caribou shall have the rights to Develop, Commercialize, or otherwise Exploit, or enable a Third Party to Develop, Commercialize, or otherwise Exploit, the [***].

ARTICLE 6

PAYMENTS AND RECORDS.

6.1 Upfront Payment. No later than [***] calendar days following the Effective Date, AbbVie shall pay Caribou a one-time upfront payment equal to Thirty Million Dollars (US$30,000,000). Such payment shall be non-refundable and non-creditable against any other payments due hereunder.

6.2 Equity Investment. [***]

6.3 Additional Program Slot Fees. For each additional Program Slot beyond the first two (2) Program Slots, AbbVie shall pay to Caribou a one-time, non-refundable payment equal to [***] (each, an “Additional Program Slot Fee”) for each such additional Program Slot within [***] calendar days after the applicable Program Slot Exercise Date.

6.4 Milestone Payments.

6.4.1 Development and Regulatory Milestones. In partial consideration of the rights and licenses granted by Caribou to AbbVie hereunder, subject to Section 6.5.4, AbbVie shall pay to Caribou a one-time milestone payment within [***] days after the achievement of each of the following milestones, in respect of the first Licensed Product in a Program Slot to attain such milestone, regardless of whether such milestones were achieved by AbbVie or its Affiliates or Sublicensees, calculated as follows:

[***]

Each such milestone payment shall be non-refundable and payable on a Program Slot-by-Program Slot basis only upon the first achievement of such milestone with respect to such Program Slot, and no amounts shall be due for subsequent or repeated achievements of such milestone, whether by the same or a different Licensed Product, with respect to such Program Slot.

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6.4.2 Sales-Based Milestones. In partial consideration of the rights and licenses granted by Caribou to AbbVie hereunder, and subject to Section 6.5.4, in the event that the annual Net Sales of a particular Licensed Product by AbbVie or any of its Affiliates or Sublicensees in a given Calendar Year exceeds a threshold (each, an “Annual Net Sales-Based Milestone Threshold”) set forth in the left-hand column of the table in this Section 6.4.2 (the “Annual Net Sales-Based Milestone Table”), AbbVie shall pay to Caribou a milestone payment (each, an “Annual Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right-hand column, as applicable, of the Annual Net Sales-Based Milestone Table. In the event that in a given Calendar Year more than one (1) Annual Net Sales-Based Milestone Threshold is exceeded, AbbVie shall pay to Caribou a separate Annual Net Sales-Based Milestone Payment with respect to each Annual Net Sales-Based Milestone Threshold that is exceeded in such Calendar Year. Each such milestone payment shall be due within [***] days of the end of the Calendar Year in which such milestone was achieved (each, an “Annual Net Sales-Based Milestone Payment Date”). Each Annual Net Sales-Based Milestone Payment shall be payable on a Program Slot-by-Program Slot basis only upon the first achievement of such milestone with respect to such Program Slot, and no amounts shall be due for subsequent or repeated achievements of such milestone, whether by the same or a different Licensed Product, with respect to such Program Slot.

Annual Net Sales-Based Milestone Threshold	Annual Net Sales-Based Milestone Payment

Annual Net Sales greater than [***]	[***	]

Annual Net Sales greater than [***]	[***	]

Annual Net Sales greater than [***]	[***	]

6.4.3 For clarity, for each Program Slot the aggregate maximum Development and Regulatory Milestones payable is [***] and the aggregate maximum Sales-Based Milestones payable is [***].

6.5 Royalties.

6.5.1 Royalty Rates. As further consideration for the rights and licenses granted to AbbVie hereunder, subject to Section 6.5.4, commencing upon the First Commercial Sale of a Licensed Product and on a Licensed Product-by-Licensed Product basis and country-by-country basis, AbbVie shall pay to Caribou a tiered royalty on incremental annual Net Sales of such Licensed Product sold by AbbVie and its Affiliates and Sublicensees thereof in the Territory (including all countries in which the Royalty Term has not expired) for each Calendar Year based on the following (and subject to the rate adjustments set forth in Section 5.5.2 and the adjustments set forth below):

Annual Net Sales of a Licensed Product	Royalty Rate

Annual Net Sales less than or equal to [***]	[***	]

Annual Net Sales greater than [***] and less than or equal to [***]	[***	]

Annual Net Sales greater than [***]	[***	]

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6.5.2 Calculation of Royalties. With respect to each Licensed Product, royalties on annual Net Sales shall be paid at the rate applicable to the portion of Net Sales of such Licensed Product within each of the Net Sales tiers during such Calendar Year. [***]

6.5.3 Royalty Term. AbbVie shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country or other jurisdiction after the Royalty Term for such Licensed Product in such country or other jurisdiction has expired.

6.5.4 Reductions. [***]

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6.6 Estimated Sales Levels. Caribou acknowledges and agrees that the sales levels set forth in Section 6.4 shall not be construed as representing an estimate or projection of anticipated sales of the Licensed Products, or implying any level of diligence or Commercially Reasonable Efforts, in the Territory and that the sales levels set forth in such Section are merely intended to define AbbVie’s royalty obligations in the event such sales levels are achieved.

6.7 Royalty Payments and Reports. AbbVie shall calculate all amounts payable to Caribou pursuant to Section 6.5 at the end of each Calendar Quarter, which amounts shall be converted to Dollars. AbbVie shall pay to Caribou the royalty amounts due with respect to a given Calendar Quarter within [***] days after the end of such Calendar Quarter. Following First Commercial Sale of a Licensed Product in any country, and regardless of whether a payment is due for a particular Calendar Quarter, each Calendar Quarter of the Term AbbVie shall provide to Caribou a statement of the Net Sales of each Licensed Product in each country or other jurisdiction in the Territory during the applicable Calendar Quarter and a calculation of the amount of royalty payment due (if any) on such Net Sales for such Calendar Quarter.

6.8 Mode of Payment; Offsets. All payments to either Party under this Agreement shall be made by deposit of United States Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards. AbbVie shall have the right to offset any payment that is owed by Caribou but not paid against any payments owed by AbbVie, if any, under this Agreement.

6.9 Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***] basis points above [***], such interest to run from the date on which payment of such became due until payment thereof in full together with such interest; provided, however, that if the [***] rate is unavailable, then such interest shall be at an annual rate of [***] above the effective federal funds rate published by the Federal Reserve Bank of New York, as adjusted from time to time on the first New York business day of each month.

6.10 Withholding Taxes. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. In the event that a government authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or

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similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Withholding Amount”), the Withholding Party will have the right (a) to offset the Withholding Amount, against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for the Withholding Amount (which shall be payable by the other Party within [***] days of its receipt of such invoice), or (c) to pursue reimbursement by any other available remedy.

6.11 Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all commercially reasonable steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [***] days of receipt.

6.12 Financial Records. AbbVie shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to sales of Licensed Products, and the amount and calculation of Net Sales of Licensed Products, in each case in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Caribou shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to (a) Research Costs under each Research Plan, including books and records of actual expenditures with respect to the budgets set forth in each Research Plan and budget, and (b) amounts paid under (i) the [***] in the event AbbVie selects the [***] in accordance with Section 3.4.2, and (ii) any Platform Improvement IP In-License for which AbbVie elects to receive a sublicense pursuant to Section 5.6.4(e), in each case ((a) and (b)), in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Each Party and its Affiliates shall retain such books and records until the later of (x) [***] years after the end of the period to which such books and records pertain, and (y) [***].

6.13 Audit. Each Party shall, and shall cause its Affiliates to, permit the other Party or an independent public accounting firm of nationally recognized standing designated by such Party and reasonably acceptable to the other Party, at reasonable times during normal business hours and upon [***] days’ prior written notice, to audit the books and records maintained pursuant to this Agreement to ensure the accuracy of all reports and payments made under this Agreement. Such examinations may not (a) be conducted for any Calendar Quarter more than [***] years after the end of such quarter, (b) be conducted more than once in any [***] month period (unless discrepancies are found in a previous audit) or (c) be repeated for any Calendar Quarter. In the course of any audits conducted by an accounting firm, the accounting firm shall disclose only whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared. Except as provided below, the cost of such audit shall be borne by the requesting Party, unless the audit reveals a variance of [***] or greater from the reported amounts, in which case the audited Party shall pay the variance and reimburse the cost of the audit within [***] days.

6.14 Audit Dispute. In the event of a dispute with respect to any audit, Caribou and AbbVie shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”). The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine. Not later than [***] days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, with interest from the date originally due, or the auditing Party shall reimburse the excess payments, as applicable.

6.15 Confidentiality. The receiving Party shall treat all information subject to review under this ARTICLE 6 in accordance with the confidentiality provisions of ARTICLE 8 and the Parties shall cause the Audit Arbitrator to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

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6.16 No Other Compensation. Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation, and benefits, monetary or otherwise, to be paid, granted, or delivered by one (1) Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation, or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

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ARTICLE 7

INTELLECTUAL PROPERTY

7.1 Ownership of Intellectual Property.

7.1.1 Ownership of Caribou Background IP. Subject to the rights and licenses granted in Section 5.1 and the other terms and conditions of this Agreement, Caribou (as used in this ARTICLE 7, including its designated Affiliate) shall retain its right, title and interest in and to Caribou Background IP. [***]

7.1.2 Ownership of AbbVie Background IP. Subject to the rights and licenses granted in Section 5.2 and the other terms and conditions of this Agreement, AbbVie (as used in this ARTICLE 7, including its designated Affiliate) shall retain its right, title and interest in and to AbbVie Background IP. [***]

7.1.3 Ownership of Collaboration IP. Subject to the rights and licenses granted in Sections 5.1 and 5.2, as between the Parties:

(a) AbbVie shall solely and exclusively own all right, title, and interest in and to any and all AbbVie Collaboration IP and Caribou shall assign and hereby assigns, and shall cause its Affiliates to assign, to AbbVie all of its right, title, and interest in and to all any and all AbbVie Collaboration IP [***];

(b) Subject to Caribou’s compliance with Section 5.6.4(b), (i) Caribou shall solely and exclusively own all right, title and interest in and to any and all Caribou Collaboration IP and (ii) AbbVie shall assign and hereby assigns, and shall cause its Affiliates to assign, to Caribou all of its right, title, and interest in and to all any and all Caribou Collaboration IP; and

(c) no Collaboration IP shall be jointly owned by the Parties.

7.1.4 Invention Disclosure. Each Party shall promptly disclose to the other Party in writing, and shall cause any of its Affiliates and use Commercially Reasonable Efforts to cause any other Person performing activities for such Party or Affiliate under this Agreement to disclose in writing, any invention conceived, reduced to practice, discovered, developed, or made by or on behalf of such Party or Affiliate pursuant to a Research Plan (each a “Collaboration Invention”). Caribou hereby covenants and agrees that, without AbbVie’s prior written consent, following the Effective Date Caribou shall not, and shall ensure that its Affiliates do not, claim, exemplify or provide sufficient written description for any Collaboration CAR-T Products, Licensed Products, or the Exploitation thereof in any of its patent filings or include or rely on in any of such patent filings any Information generated under this Agreement or permit or authorize any Third Party to do any of the foregoing. [***]

7.1.5 United States Law. The determination of inventorship and whether Collaboration Inventions are conceived, reduced to practice, discovered, developed, or made by or on behalf of a Party, shall, for purposes of this Agreement, be made in accordance with United States patent law and other Applicable Law in the United States irrespective of where such conception, reduction to practice, discovery, development or making occurs.

7.1.6 Assignment Obligations. Each Party shall cause all Persons who perform any activities for such Party under this Agreement to assign (or, if such Party is unable to cause such Person to assign despite such Party’s exercise of Commercially Reasonable Efforts, then to contractually obligate such Person to assign; or if such Party is unable to contractually obligate such Person to assign despite such Party’s exercise of Commercially Reasonable Efforts, then provide a license under) their rights in any Collaboration Inventions resulting therefrom to such Party.

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7.1.7 Ownership of Corporate Names. As between the Parties, Caribou shall retain all right, title, and interest in and to its Corporate Names.

7.2 Maintenance and Prosecution of Patents.

7.2.1 Patent Prosecution and Maintenance of Caribou Collaboration Patents and [***]. Caribou shall have the right, but not the obligation, through the use of internal or outside counsel reasonably acceptable to AbbVie, to prepare, file, prosecute, defend in any oppositions or post-grant proceedings, and maintain the Caribou Collaboration Patents and [***] worldwide, at Caribou’s sole cost and expense. Caribou shall keep AbbVie fully informed of all material steps with regard to the preparation, filing, prosecution, defense, and maintenance of Caribou Collaboration Patents and, solely during the [***] including by providing AbbVie with a copy of material communications to and from any patent authority in the Territory regarding such Caribou Collaboration Patents and, as applicable, such [***], and by providing AbbVie drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for AbbVie to review and comment thereon. Caribou shall consider in good faith the requests and suggestions of AbbVie with respect to such Caribou drafts and with respect to strategies for filing and prosecuting the Caribou Collaboration Patents and, solely during the [***], in the Territory[***]. Notwithstanding the foregoing, Caribou shall promptly notify AbbVie of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to a Caribou Collaboration Patent or, solely during the [***], in the Territory. The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding in the Territory and Caribou shall consider in good faith all comments, requests and suggestions provided by AbbVie[***]. Caribou shall not initiate any such adversarial patent office proceeding relating to a Caribou Collaboration Patent or, solely during the [***], in the Territory without first consulting AbbVie. In the event that Caribou decides not to prepare, file, prosecute, defend, or maintain a Caribou Collaboration Patent or, solely during the [***], in a country or other jurisdiction in the Territory, Caribou shall provide reasonable prior written notice to AbbVie of such intention, and AbbVie shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, defense, and maintenance of such Caribou Collaboration Patent and, as applicable, such [***] at its expense in such country or other jurisdiction. Caribou shall reasonably cooperate with AbbVie in such country or other jurisdiction as provided under Section 7.2.3.

7.2.2 Patent Prosecution and Maintenance of AbbVie Collaboration Patents. AbbVie shall have the right, but not the obligation, to prepare, file, prosecute, defend in any oppositions or post-grant proceedings, and maintain the AbbVie Collaboration Patents worldwide, at AbbVie’s sole cost and expense. AbbVie shall keep Caribou fully informed of all material steps with regard to the preparation, filing, prosecution, defense, and maintenance of AbbVie Collaboration Patents, including by providing Caribou with a copy of material communications to and from any patent authority in the Territory regarding such AbbVie Collaboration Patents, and by providing Caribou drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Caribou to review and comment thereon. AbbVie shall consider in good faith the requests and suggestions of Caribou with respect to such AbbVie drafts and with respect to strategies for filing and prosecuting the AbbVie Collaboration Patents in the Territory.

7.2.3 Cooperation. The Parties agree to cooperate fully in the preparation, filing, prosecution, defense in oppositions or post-grant proceedings, and maintenance of the Caribou Collaboration Patents, the AbbVie Collaboration Patents and, solely during the [***], in the Territory under this Agreement. Cooperation shall include:

(a) without limiting any other rights and obligations of the Parties under this Agreement, cooperating with respect to the timing, scope and filing of such Patents to preserve and enhance the patent protection for Collaboration CAR-T Products and Licensed Products, including the manufacture and use thereof;

(b) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (i) effectuate the ownership of Intellectual Property set forth in Section 7.1.3, (ii) enable the other Party to apply for and to prosecute Patent applications in the Territory, and (iii) obtain and maintain any patent term extensions, supplementary protection certificates, and the like with respect to such Patents in the Territory; in each case ((i), (ii), and (iii)), to the extent provided for in this Agreement;

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(c) consistent with this Agreement, assisting in any license, transfer or assignment registration processes with applicable governmental authorities that may be available in the Territory for the protection of a Party’s interests in this Agreement; and

(d) promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution, defense, or maintenance of any such Patents in the Territory.

7.2.4 Patent Term Extension and Supplementary Protection Certificate. Notwithstanding anything to the contrary in this Section 7.2, with respect to each Collaboration CAR-T Product or Licensed Product, [***] shall have the sole right at its sole expense to make decisions regarding, and [***] shall have the sole right at its sole expense to apply for, any extension (including patent term extensions, supplementary protection certificate, and pediatric exclusivity) with respect to any Collaboration Patents or any Patent Controlled by [***]. [***] shall keep [***] reasonably informed of its efforts to obtain such extension. [***] shall provide timely and reasonable assistance, as requested by [***], including by taking such action as patent holder as is required under any Applicable Law to obtain any such extension in the Territory. [***] shall have no right to apply for any extension (including patent term extensions, supplementary protection certificate, and pediatric exclusivity) for any Patents in connection with any Collaboration CAR-T Product or Licensed Product. [***]

7.2.5 Patent Listings. As between the Parties, solely with respect to each Collaboration CAR-T Product or Licensed Product, [***] shall have the sole right to determine and make all filings with Regulatory Authorities or other governmental authorities in the Territory with respect to any Patents, including as required or allowed Applicable Law, provided that [***] shall obtain [***]’s written consent which shall not be unreasonably withheld, conditioned or delayed, prior to including any [***] [***]in such filings. [***] shall (i) provide to [***] all Information, including a correct and complete list of [***] covering the Collaboration CAR-T Product or Licensed Product or otherwise necessary or reasonably useful to enable [***]to make such filings with Regulatory Authorities or other governmental authorities in the Territory with respect to such Patents, and (ii) cooperate with [***]’s reasonable requests in connection therewith, including provision or submission of relevant documents as a patent owner; in each case ((i) and (ii)), to the extent required or permitted by Applicable Law. [***] shall keep [***] reasonably informed of such listings. [***]

7.3 Enforcement of IP.

7.3.1 Enforcement of Caribou IP. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement or misappropriation of the Caribou IP by a Third Party in the Territory, of which such Party becomes aware, based on the Exploitation of or an application to register or market, a product containing a Collaboration CAR-T Product or any Licensed Product in the Territory (the “Product Infringement”). [***] shall have the first right, but not the obligation, to prosecute any Product Infringement in the Territory [***] at its sole expense and [***] shall retain control of the prosecution of such claim, suit or proceeding[***] In the event [***] prosecutes any [***] [***] shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided that [***] shall retain control of the prosecution of such claim, suit, or proceeding. [***] shall keep [***] reasonably informed of any material development in such claim, suit, or proceeding. If [***] decides not to prosecute an [***] [***], then [***] shall timely inform [***] and [***] may prosecute [***] at its own expense.

7.3.2 Enforcement of AbbVie Collaboration IP. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement or misappropriation of the AbbVie Collaboration IP by a Third Party in the Territory, of which such Party becomes aware, based on the Exploitation of, or an application to register or market, a product containing a Collaboration CAR-T Product or any Licensed Product in the Territory. [***]

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7.3.3 Biosimilar Applicants.

(a) Notwithstanding anything to the contrary in this Agreement, [***] shall have the sole right, but not the obligation, to prosecute, manage and settle any litigation with respect to Biosimilar Products and any proceedings associated therewith, including any invalidity, unpatentability or unenforceability challenges, oppositions, and post-grant proceedings in connection therewith. If [***] receives notice or a copy of an application submitted to the FDA or its foreign counterpart for a Biosimilar Product (a “Biosimilar Application”) for which a Licensed Product is a “reference product,” as such term is used in Section 351(i)(4) of the PHSA or the same or like term used in the foreign counterpart, whether or not such notice or copy is provided under any Applicable Law, or otherwise becomes aware that such a Biosimilar Application has been submitted to a Regulatory Authority for a Drug Approval Application, [***] shall, within [***] Business Days, notify and provide [***] copies of such notice or communication to the extent permitted by Applicable Law. [***] shall carry out any such rights and responsibilities of the “reference product sponsor,” as defined in Section 351(l)(1)(A) of the PHSA, for purposes of such Biosimilar Application, including bringing an action for patent infringement under Section 351(1)(6) of the PHSA based on any Patents. If requested by [***], [***] shall seek to obtain access to the Biosimilar Application and related confidential information, including in accordance with Section 351(l)(1)(B)(iii) of the PHSA, if applicable.

(b) If permitted pursuant to Applicable Law, upon [***]’s request, [***] shall assist [***] in identifying and listing any Patents pursuant to Section 351(l)(1)(3)(A) or Section 351(l)(7) of the PHSA, in preparing, pursuant to section 351(l)(3)(C) of the PHSA, a detailed statement regarding the reference product sponsor’s opinion that the Patent will be infringed and a response to the statement by the filer of the Biosimilar Application concerning validity and enforceability, in negotiating with the filer of the Biosimilar Application pursuant to Section 351(l)(4) of the PHSA, and in selecting Patents for and conducting litigation pursuant to Section 351(l)(5), Section 351(l)(6), and Section 351(l)(9) of the PHSA, to the extent applicable, and shall cooperate with [***] in responding to relevant communications with respect to such lists and statements from the filer of the Biosimilar Application. Upon [***]’s request, [***] shall assist in seeking an injunction against any commercial marketing by the filer of a Biosimilar Application as permitted pursuant to Section 351(l)(8)(B) of the PHSA or in filing an action for infringement against the filer of such Biosimilar Application.

7.3.4 Cooperation. The Parties agree to cooperate fully in any infringement action pursuant to this Section 7.3. Where a Party brings such an action, the other Party shall, where necessary, join in or be named as a necessary party to such action, or furnish a power of attorney solely for such purpose. Unless otherwise set forth herein, the Party that manages any patent infringement litigation in accordance with this Section 7.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any patent infringement litigation under this Section 7.3 in a manner that imposes any out-of-pocket costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party. The Party commencing the litigation shall keep the other Party reasonably informed of all material developments during the course of the proceedings if doing so would not waive any privilege or violate any court order or Applicable Law.

7.3.5 Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in Section 7.3 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action[***].

7.3.6 Costs and Expenses. Subject at all times to Section 6.5.4(f), [***] shall be entitled to offset [***] of the reasonable out-of-pocket costs of such litigation described in Section 7.3 that are borne by [***].

7.4 Infringement Claims by Third Parties.

7.4.1 Control. If the Exploitation of a Collaboration CAR-T Product or Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by one Party (or its Affiliates), such Party shall promptly notify the other Party thereof in writing (a “Third Party Infringement Claim”). The alleged infringing Party (or its Affiliates) shall have the first right, but not the obligation, to defend and control the defense of any such Third Party Infringement Claim at its own expense

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(but subject to deduction as provided below), using counsel of its own choice. Without limitation of the foregoing, if the alleged infringing Party finds it necessary or desirable to join the other Party as a party to any such action, the other Party shall execute all papers and perform such acts as shall be reasonably required. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such Third Party Infringement Claim.

7.4.2 Costs.

(a) [***] shall be entitled to offset [***] of all Litigation Costs resulting or arising from a Third Party Infringement Claim arising from use of the Caribou Platform Technology that are borne by [***].

(b) Subject at all times to Section 6.5.4(f), [***] shall be entitled to offset [***] of all Litigation Costs resulting or arising from all other Third Party Infringement Claims that are borne by [***]

7.5 Invalidity or Unenforceability Defenses or Actions.

7.5.1 Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity, unpatentability, or unenforceability of any of the Caribou Patents or AbbVie Patents, by a Third Party, in each case in the Territory and of which such Party becomes aware.

7.5.1 Caribou Background Patents. Caribou shall have the sole right, but not the obligation, to defend and control the defense of the validity, patentability, and enforceability of the Caribou Background Patents at its own expense in the Territory.

7.5.2 Caribou Collaboration Patents and [***]. Caribou shall have the first right, but not the obligation, to defend and control the defense of the validity, patentability, and enforceability of the Caribou Collaboration Patents and the [***] at its own expense in the Territory. AbbVie may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at its own expense; provided that AbbVie shall have this right in respect of the [***] solely during the [***]; and further provided that, in all cases, Caribou shall retain control of the defense in such claim, suit, or proceeding. If Caribou elects not to defend or control the defense of such Caribou Collaboration Patents or, during the [***], in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then AbbVie may conduct and control the defense of any such claim, suit, or proceeding at its own expense.

7.5.3 AbbVie Collaboration Patents. AbbVie shall have the sole right, but not the obligation, to defend and control the defense of the validity, patentability, and enforceability of the AbbVie Collaboration Patents at its own expense in the Territory.

7.5.4 Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 7.5, including by being joined as a necessary party in such claim, suit or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any material steps taken if doing so would not waive any privilege or violate any court order or Applicable Law. Subject to the other terms and conditions of this Agreement, the controlling Party shall have the right to settle such claim, suit or proceeding under this Section 7.5, provided that the controlling Party shall not settle any such claim, suit or proceeding in a manner that imposes any out-of-pocket costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party.

7.5.5 Costs and Expenses. Subject at all times to Section 6.5.4(f), [***] shall be entitled to offset [***] of the reasonable out-of-pocket costs of defending such claim, suit, or proceeding under this Section 7.5 that are borne by [***].

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7.6 Third Party Patents.

7.6.1 Without limiting the provisions of Section 5.6, if a Third Party’s Patent primarily relates to the Development, Manufacture, Commercialization or other Exploitation of a Collaboration CAR-T Product or corresponding Licensed Product [***] by [***], [***] shall have the sole right, but not the obligation, to challenge the patentability, validity or enforceability of such Patent in any court of competent jurisdiction or before any supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction, including the United States Patent and Trademark Office and the European Patent Office. [***]. [***] shall assist and cooperate with [***] as [***] may reasonably request from time to time in connection with the activities set forth in this Section 7.6.

7.6.2 Notwithstanding anything to the contrary in this Agreement, during the Term either Party (including its Affiliates) shall have the right, but not the obligation to challenge the patentability, validity or enforceability of any Blocking Platform IP in any court or before any federal, national, regional, state, provincial, local or supra-national governmental body, including before the United States Patent and Trademark Office, throughout the Territory, [***] [***] Neither Party (nor its Affiliates) will support or control in any way a challenge initiated by the other Party (or its Affiliates) against the patentability, validity or enforceability of any Blocking Platform IP.

7.7 Product Trademarks.

7.7.1 Ownership and Prosecution of Product Trademarks. [***] shall own all right, title, and interest to the Product Trademarks in the Territory, and shall be responsible for the registration, prosecution, and maintenance thereof. All costs and expenses of registering, prosecuting, and maintaining the Product Trademarks shall be borne solely by [***].

7.7.2 Enforcement of Product Trademarks. [***] shall have the sole right and responsibility for taking such action as [***], after consultation with [***], deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. [***] shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.7.2 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

7.7.3 Third Party Claims. [***] shall have the sole right and responsibility for defending against any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. [***] shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.7.3 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

7.7.4 Notice and Cooperation. In the event [***] becomes aware of any actual or threatened infringement of the Product Trademarks in the Territory and/or of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, [***] shall provide [***] with written notice of same. Each Party agrees to cooperate fully with the other Party with respect to any enforcement action or defense commenced pursuant to this Section 7.7.

7.8 Inventor’s Remuneration. Each Party shall be solely responsible for any remuneration that may be due to such Party’s inventors under any applicable inventor remuneration laws.

7.9 International Nonproprietary Name. As between the Parties, [***] shall have the sole right and responsibility to select the International Nonproprietary Name or other name or identifier for any Collaboration CAR-T Products or Licensed Products. [***] shall have the sole right and responsibility to apply for submission to the World Health Organization for the International Nonproprietary Name, and submission to the United States Adopted Names Council for the United States Adopted Name.

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7.10 Common Interest. All information exchanged between the Parties regarding the prosecution, maintenance, enforcement and defense of Patents under this ARTICLE 7 will be deemed to be Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such prosecution, maintenance, enforcement and defense, the interests of the Parties as collaborators, licensors and/or licensees are, for their mutual benefit, to obtain patent protection and plan patent defense against potential patentability/invalidity challenges or infringement activities by Third Parties, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning Patents under this ARTICLE 7, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this ARTICLE 7 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (which may include entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

ARTICLE 8

CONFIDENTIALITY AND NON-DISCLOSURE

8.1 Product Information. Caribou recognizes that by reason of, inter alia, AbbVie’s status as an exclusive licensee pursuant to the grants under Section 5.1, AbbVie has an interest in Caribou maintaining the confidentiality of certain information of Caribou. [***]

8.2 Confidentiality Obligations. At all times during the Term and for a period of [***] years following termination or expiration of this Agreement in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of, or the exercise of such Party’s rights under, this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can be demonstrated by documentation or other competent proof, the confidentiality and non-use obligations under this Section 8.2 with respect to any Confidential Information shall not include any information that:

8.2.1 has been published by a Third Party or otherwise is or hereafter becomes publicly available by public use, publication, general knowledge or the like through no wrongful act, fault, or negligence on the part of the receiving Party;

8.2.2 has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

8.2.3 is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;

8.2.4 is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or

8.2.5 has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information;

Specific aspects or details of Confidential Information shall not be deemed to be publicly available or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information publicly available or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered publicly available or in the possession of the receiving Party merely because individual elements of such Confidential Information are publicly available or in the possession of the receiving Party unless the combination and its principles are publicly available or in the possession of the receiving Party.

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8.3 Permitted Disclosures. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

8.3.1 in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction, (including by reason of filing with securities regulators, but subject to Section 8.5); provided that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [***] Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (such as, for example, to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

8.3.2 made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for any Regulatory Approval in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;

8.3.3 made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of preparing, obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;

8.3.4 made to its or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this ARTICLE 8;

8.3.5 made by AbbVie or its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with the Exploitation of a Collaboration CAR-T Product or Licensed Product, [***] employed in a Collaboration CAR-T Product or Licensed Product, or to a molecule, cell, composition, sequence, or vector comprising or encoding such [***], or such specific [***] or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 8, with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] years from the effective date of such obligations or, if the disclosure includes [***], with a duration of confidentiality and non-use obligations that is no less than [***] years from the effective date of such obligations); or

8.3.6 made by Caribou or its Affiliates, to its or their advisors, consultants, clinicians, vendors, service providers, contractors, or existing or prospective investors and acquirers, as may be necessary in assisting with Caribou’s activities contemplated by this Agreement and/or in evaluating such potential or actual investment or acquisition, as applicable; provided that:

(a) all such Persons to which disclosures are made pursuant to this Section 8.3.6 shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information of AbbVie substantially similar to the obligations of confidentiality and non-use of Caribou set forth in this ARTICLE 8, with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] years from the effective date of such obligations for Life Sciences Entities and [***] years from the effective date of such obligations for any other Person;

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(b) to the extent such disclosures are made to existing or prospective investors and acquirors, such disclosures shall require AbbVie’s prior written consent, not to be unreasonably withheld, conditioned, or delayed; provided that Caribou may make a disclosure to existing or prospective investors and acquirors that are not Life Sciences Entities without AbbVie’s prior written consent if (i)(1) the disclosure is limited solely to disclosure of this Agreement (excluding all Research Plans and with the then-current Initial Program Targets, Reserved Targets, and Accepted Targets redacted) and (2) the receiving party has agreed in writing to be bound to the confidentiality requirements set out in clause (a) above, or (ii) (1) the disclosure is limited solely to disclosure of this Agreement (excluding all Research Plans) and a list consisting solely of the UniProt# or gene name of the then-current Initial Program Targets, Reserved Targets, or Accepted Targets, and (2) the receiving party has agreed in writing to be bound to the confidentiality requirements with a duration of confidentiality and non-use obligations no less than [***] years from the effective date of such obligations; and

(c) any disclosure made to existing or prospective investors and acquirors must comply with the following requirements: (a) such investor or acquirer, as applicable, shall be obligated to (1) use the Confidential Information of AbbVie solely for the purposes of evaluating the applicable transaction and shall be prohibited for using any Confidential Information of AbbVie for any other purposes, (2) limit disclosure to persons within such investor or acquirer with a need to know such Confidential Information of AbbVie in order for such acquirer or investor to evaluate the applicable transaction, and (3) use reasonable and customary measures to protect the secrecy of, and avoid any unauthorized use or disclosure of, any Confidential Information of AbbVie; and (b) Caribou shall contractually require each such investor or acquirer with whom Caribou does not enter into a definitive agreement regarding a transaction to return or destroy all Confidential Information of AbbVie upon the termination of negotiations with respect to the applicable transaction, provided that such investor or acquirer may (i) keep one (1) copy of the Confidential Information for the sole purpose of compliance or archival purposes, and (ii) retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such investor’s or acquirer’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such investor’s or acquirer’s standard archiving and back-up procedures, but not for any other use or purpose.

8.4 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 8.4 shall not prohibit either Party from: (a) making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon; and (b) using a brief description of the subject of this Agreement (including, the other Party’s name and logo, title and date of the Agreement, and general scope of the Licenses, but no other terms or conditions thereof) on its website and in corporate presentations; provided that a Party proposing such description shall provide a written copy of the proposed language to the other Party for review prior to making such use, and, once approved, that description may be used (without substantive changes) thereafter without the need to seek pre-approval.

8.5 Public Announcements. The Parties have agreed upon the content of a joint press release which shall be issued substantially in the form attached hereto as Schedule 8.5, the release of which the Parties shall coordinate in order to accomplish such release promptly (and in no event longer than [***] Business Days, or as otherwise mutually agreed by the Parties) after execution of this Agreement. Except for such press release or to the extent required by Applicable Law, neither Party shall issue any other public announcement, press release, or other public disclosure or make or direct their representatives to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the terms, conditions or other aspects of this Agreement or its subject matter without the other Party’s prior written consent. If any such disclosure is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] Business Days prior to the anticipated date of disclosure) along with the

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reasons such disclosure is required by Applicable Law, and the time and place the disclosure will be made so as to provide a reasonable opportunity to comment thereon. The Party proposing to make the disclosure will consider in good faith any comments of the other Party related to such disclosure.

8.6 Publications. The Parties acknowledge that scientific publications must be monitored to prevent any adverse effect from premature publication of results of the activities contemplated hereunder and hereby agree that:

8.6.1 Caribou may publish, present, or otherwise disclose (each a “Disclosure”) Caribou Know-How specifically related to the Caribou Platform Technology; provided that Caribou shall not Disclose, and shall cause its Affiliates and shall cause its Third Party Providers and its and their employees and agents not to Disclose any AbbVie Confidential Information or any other Know-How related to the Exploitation of Collaboration CAR-T Products or Licensed Products.

8.6.2 AbbVie, its Sublicensees and its and their respective Affiliates shall have the sole right to Disclose information (including with respect to regulatory matters) regarding the Exploitation of any Collaboration CAR-T Products and Licensed Products; provided that (a) such Disclosure is subject to the provisions of ARTICLE 8 with respect to Caribou’s Confidential Information, (b) AbbVie may not use the name of Caribou (or insignia, or any contraction, abbreviation or adaptation thereof) without Caribou’s prior written permission and (c) AbbVie has provided Caribou with the opportunity for prior review pursuant to Section 8.6.3 solely with respect to any Disclosure related to a Collaboration CAR-T Product or Licensed Product prior to the Initiation of a first Registrational Trial for such Collaboration CAR-T Product or Licensed Product. Following Initiation of a first Registrational Trial for such Collaboration CAR-T Product or Licensed Product, AbbVie shall provide Caribou a courtesy copy of any scientific or technical proposed Disclosure at least a [***] Business Days prior to such Disclosure. [***]

8.6.3 Except as set forth in Section 8.6.2, each Party shall have the right to prior review of any proposed Disclosure relating to the Collaboration CAR-T Products or Licensed Products or that includes Confidential Information of the other Party. Before any such proposed Disclosure is made, the proposing Party shall deliver a then-current copy of such Disclosure to the other Party at least [***] days prior to submitting the paper to a publisher or making the proposed Disclosure. The other Party shall review any such proposed Disclosure and give its comments to the publishing Party within [***] days of the delivery of such proposed Disclosure to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the proposing Party with appropriate comments, if any, but in no event later than [***] days from the date of delivery to the other Party. Notwithstanding the foregoing, the proposing Party shall comply with any request by the other Party to delete references to such other Party’s Confidential Information in any such proposed Disclosure and will withhold publication of any such proposed Disclosure for an additional [***] days in order to permit the Parties to obtain Patent protection if either Party deems it necessary. Any Disclosure shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

8.7 Return of Confidential Information. Upon the effective date of expiration or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information (in the event of termination of this Agreement with respect to one (1) or more Terminated Territories but not in its entirety, solely to the extent relating to such Terminated Territories) to which such other Party does not retain relevant rights under the surviving provisions of this Agreement: (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party, or (b) as soon as reasonably practicable, deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

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8.8 Survival. (a) Except as set forth in the following sentence, this ARTICLE 8 shall survive termination or expiration of this Agreement, and (b) all Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 8.2. Sections 8.4(b) and 8.6.3 shall not survive termination or expiration of this Agreement; provided, however, that after the effective date of termination neither Party shall have the right to publish the Confidential Information of the other Party without the other Party’s prior written consent.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Caribou and AbbVie each represents and warrants to the other, as of the Effective Date, and covenants, as follows:

9.1.1 Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

9.1.2 Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

9.1.3 Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

9.1.4 No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

9.1.5 Provided Materials. It has all rights, permissions and consents in and to the Provided Materials it provides under this Agreement necessary to enable the receiving Party to receive, access and use such Provided Materials as contemplated and authorized by this Agreement, including, to Develop and/or Manufacture Collaboration CAR-T Products and Licensed Products, and, if applicable, to provide any Personal Data Processed by it in connection with its obligations and activities under this Agreement.

9.2 Additional Representations and Warranties of Caribou. [***]

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9.3 Additional Representations and Warranties of AbbVie. [***]

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9.4 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

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ARTICLE 10

INDEMNITY

10.1 Indemnification of Caribou. AbbVie shall indemnify Caribou, its Affiliates and its and their respective directors, officers, employees, and agents (the “Caribou Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Caribou Indemnitees arising from or occurring as a result of: [***].

10.2 Indemnification of AbbVie. Caribou shall indemnify AbbVie, its Affiliates and its and their respective directors, officers, employees, and agents (the “AbbVie Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the AbbVie Indemnitees arising from or occurring as a result of: [***].

10.3 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, and employees shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses, Third Party Claim, or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 10, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

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10.5 Control of Defense.

10.5.1 In General. Subject to the provisions of Section 10.4, at its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party which shall be reasonably acceptable to the Indemnified Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 10.5.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend, or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

10.5.2 Right to Participate in Defense. Without limiting Section 10.5.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.5.1 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

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10.5.3 Settlement. Subject to the provisions of Section 10.4, with respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.5.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of any Third Party Claim without the prior written consent of the indemnifying Party, which consent shall not to be unreasonably withheld, conditioned or delayed. The indemnifying Party shall not be liable for any settlement, compromise or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

10.5.4 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

10.5.5 Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed [***] by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

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10.7 Insurance. Each Party shall obtain and carry in full force and effect the minimum insurance requirements set forth herein from an insurance company properly licensed to provide the required insurance. Such insurance (a) shall be primary insurance with respect to each Party’s own participation under this Agreement, (b) shall be issued by a recognized insurer rated by A.M. Best “A-IX” (or its equivalent) or better, or an insurer pre-approved in writing by the other Party, and (c) shall list the other Party as an additional insured under the General Liability insurance. Each Party shall bear its own costs for obtaining and maintaining insurance with respect to each Party’s own participation under this Agreement.

10.7.1 Types and Minimum Limits. The types of insurance, and minimum limits shall include at least the following:

(a) Worker’s Compensation with statutory limits in compliance with the Worker’s Compensation laws of the state or states in which the Party has employees in the United States (excluding Puerto Rico);

(b) Employer’s Liability coverage with a minimum limit of [***] per occurrence; provided that a Party has employees in the United States (excluding Puerto Rico); and

(c) General Liability Insurance with a minimum limit of [***] per occurrence and [***] in the aggregate.

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Each Party shall at all times maintain in force any insurance policy that is required by any federal, state, national or other such Applicable Law that may govern or have jurisdiction over any provision of this Agreement and at all times remain fully compliant with any such Applicable Law.

10.7.2 Certificates of Insurance. Upon request by a Party, the other Party shall provide Certificates of Insurance evidencing compliance with the above requirements of this Section 10.7. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement for the longer of (a) a period of [***] years following termination or (b) expiration of this Agreement in its entirety.

10.7.3 Self-Insurance. Notwithstanding the foregoing, [***] may self-insure, in whole or in part, the insurance requirements described above.

ARTICLE 11

TERM AND TERMINATION

11.1 Term.

11.1.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term of the last country in which a Licensed Product is Exploited (such period, the “Term”).

11.1.2 Effect of Expiration of the Term. [***]

11.2 Termination for Material Breach.

11.2.1 Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one (1) or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver written notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party does not dispute that it has committed a material breach of one (1) or more of its material obligations under this Agreement, and the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within [***] after receipt of the Default Notice, or if such compliance cannot be fully achieved within such [***] period and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, the Non-Breaching Party may terminate this Agreement. If the Breaching Party disputes that it has materially breached one (1) of its material obligations under this Agreement, the dispute shall be resolved pursuant to Section 12.8 and the Non-Breaching Party may not terminate for such alleged material breach pursuant to this Section 11.2.1 (a) during the pendency of such dispute resolution proceedings or (b) if, as a result of the application of such dispute resolution proceedings, the Breaching Party is determined not to be in any of the material breach(es) alleged by the Non-Breaching Party. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to be in material breach of one (1) or more of its material obligations under this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such material breach within [***] after such ruling, or if such compliance cannot be fully achieved within such [***] period and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.

11.2.2 Material Breach Related to Diligence. Notwithstanding Section 11.2.1, if at any time Caribou has a reasonable basis to believe that AbbVie is in material breach of its material obligations under Section 4.5, then Caribou shall so notify AbbVie, specifying the basis for its belief, and the Parties shall meet within [***] after such notice to discuss in good faith Caribou’s concerns and AbbVie’s plans with respect to the applicable Licensed Product, and prior to such meeting Caribou shall not deliver to AbbVie any Default Notice with respect to such alleged material breach. Further, if the material breach and failure to cure contemplated by Section 11.2.1 with respect to AbbVie’s obligations under Section 4.5 is solely with respect to a Major Market, to the extent Caribou has the right to terminate following the meeting between the Parties to discuss, Caribou shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to such Major Market.

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11.2.3 Material Breach Related to a Licensed Product. Notwithstanding Section 11.2.1, if the material breach and failure to cure contemplated by Section 11.2.1 is with respect to AbbVie’s obligations under this Agreement with respect to any particular Licensed Product, Caribou shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to such Licensed Product.

11.2.4 Invocation of Termination for Material Breach. Notwithstanding the foregoing, the Parties agree that termination pursuant to this Section 11.2 is a remedy to be invoked only if the breach cannot be adequately remedied through a combination of specific performance and the payment of money damages.

11.3 Additional Termination Rights by AbbVie.

11.3.1 For Safety. AbbVie may terminate this Agreement, in its entirety or on a Licensed Product-by-Licensed Product basis, effective immediately upon written notice to Caribou if AbbVie in good faith believes that it is not advisable for AbbVie to continue to Exploit the Collaboration CAR-T Product(s) or Licensed Product(s) as a result of a perceived serious safety issue regarding the use of any Collaboration CAR-T Product or Licensed Product.

11.3.2 For Convenience. AbbVie may terminate this Agreement in its entirety, or on a Licensed Product-by-Licensed Product, country-by-country or other jurisdiction-by-other jurisdiction basis, for any or no reason, upon ninety (90) days’ prior written notice to Caribou.

11.4 Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

11.5 Rights in Bankruptcy.

11.5.1 Applicability of 11 U.S.C. § 365(n). All rights and licenses (collectively, the “Intellectual Property Rights”) granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such Intellectual Property Rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.

11.5.2 Rights of non-Debtor Party in Bankruptcy. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property Rights and all embodiments of such Intellectual Property Rights, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within [***] of such request; provided, that the debtor Party is excused from its obligation to deliver the Intellectual Property Rights to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

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11.6 Modification in Lieu of Termination. If, at any time during the Term, AbbVie has the right to terminate this Agreement pursuant to Sections 11.2.1 or 11.4, in which case, effective as of the date AbbVie delivers such notice of such election to Caribou:

11.6.1 the royalties payable by AbbVie to Caribou hereunder with respect to any Net Sales thereafter shall be equal to [***] of the applicable royalty rate;

11.6.2 the amount of any milestone payment payable by AbbVie to Caribou under Section 6.4 for any milestone event achieved thereafter shall be reduced by [***] of the applicable amount set forth in Section 6.4, as applicable;

11.6.3 AbbVie’s diligence obligations pursuant to Section 4.5 shall terminate and be of no further force or effect;

11.6.4 AbbVie shall have the right, in its sole and absolute discretion, to, at its election, disband the JGC and assume all decision making authority previously designated to the JGC; and

11.6.5 all other provisions of this Agreement shall remain in full force and effect without change.

11.7 Termination in Entirety. In the event of a termination of this Agreement in its entirety by either Party:

11.7.1 all rights and licenses granted by Caribou hereunder shall immediately terminate; and

11.7.2 all rights and licenses granted by AbbVie hereunder shall immediately terminate.

11.8 Termination of Terminated Territory. In the event of a termination of this Agreement with respect to a country or other jurisdiction by AbbVie pursuant to Section 11.3.2 or with respect to a Terminated Territory by Caribou pursuant to Section 11.2.2 (but not in the case of any termination of this Agreement in its entirety) all rights and licenses granted by Caribou hereunder (a) shall automatically be deemed to be amended to exclude, if applicable, the right to market, promote, detail, distribute, import, sell, offer for sale, file any Drug Approval Application for, or seek any Regulatory Approval for Collaboration CAR-T Products or Licensed Products in such Terminated Territory, and (b) shall otherwise survive and continue in effect in such Terminated Territory solely for the purpose of furthering any Commercialization of the Collaboration CAR-T Products or Licensed Products in the Territory or any Development or Manufacturing in support thereof.

11.9 Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more country(ies) or other jurisdiction(s)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

11.10 Accrued Rights; Surviving Obligations.

11.10.1 Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more country(ies) or other jurisdiction(s)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, [***] shall survive the termination or expiration of this Agreement for any reason. If this Agreement is terminated with respect to the Terminated Territory but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory and be of no further force and effect (and, for purposes of clarity, all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than the Terminated Territory).

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11.10.2 Notwithstanding the termination of AbbVie’s licenses and other rights under this Agreement, AbbVie shall have the right for [***] after the effective date of such termination (“Sell-Off Period”) during which to sell or otherwise dispose of all Collaboration CAR-T Products or Licensed Products then in its inventory as of the date of notice of termination, as though this Agreement had not terminated, and such sale or disposition shall not constitute infringement of Caribou’s or its Affiliates’ Patent or other intellectual property or other proprietary rights. [***]

ARTICLE 12

MISCELLANEOUS

12.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.

12.2 Change in Control of Caribou.

12.2.1 Caribou (or its successor) shall provide AbbVie with written notice of any Change in Control of Caribou or Acquisition by Caribou within [***] following the signing date of such transaction.

12.2.2 In the event of a Change in Control of Caribou or Acquisition by Caribou, then AbbVie shall have the right, in its sole and absolute discretion, by written notice delivered to Caribou (or its successor) at any time during the [***] following the written notice contemplated by Section 12.2.1, to, at its election (a) disband the JGC and assume all decision making authority previously designated to the JGC, (b) terminate any or all provisions of this Agreement relating to the delivery of information from AbbVie to Caribou, other than any requirements under ARTICLE 6, (c) assume any remaining activities assigned to Caribou hereunder as Step-In Activities following the procedures set forth in Section 3.7 (mutatis mutandis) and/or (d) require Caribou and the Change in Control party to adopt reasonable procedures to be agreed upon in writing to prevent disclosure of Confidential Information of AbbVie.

12.3 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

12.4 Assignment. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that AbbVie may make such an assignment without the other Party’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates, to one or more Licensed Products or to its business generally. Any attempted assignment or delegation in violation of this Section 12.4 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Caribou or AbbVie, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Without limiting the foregoing, the grant of rights set forth

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in this Agreement shall be binding upon any successor or permitted assignee of Caribou, and the obligations of AbbVie, including the payment obligations, shall run in favor of any such successor or permitted assignee of Caribou’s benefits under this Agreement.

12.5 Subcontracting.

12.5.1 AbbVie shall have the right to engage Affiliates or Third Party subcontractors (including by appointing one or more contract sales forces, or Distributors) to perform any of its activities under this Agreement.

12.5.2 Caribou shall have the right to subcontract its Development and Manufacturing activities to Third Party Providers subject to Section 3.9.

12.5.3 Any Affiliate or Third Party subcontractor/Third Party Providers to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. Any Party engaging an Affiliate or Third Party subcontractor/Third Party Provider hereunder shall remain principally responsible and obligated for such activities. In addition, each Party engaging a Third Party subcontractor/Third Party Provider with respect to its obligations under a Research Plan shall in all cases retain or obtain exclusive Control of any and all Know-How, Patents or other Intellectual Property created by such subcontractor as a result of such subcontracted activity.

12.6 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

12.7 Governing Law, Jurisdiction and Service.

12.7.1 Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of Delaware, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning (a) inventorship of Patents under this Agreement shall be determined in accordance with Section 7.1.5 and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

12.7.2 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 12.9 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

12.8 Dispute Resolution. Except for disputes resolved by the procedures set forth in Sections 6.14 or 12.12, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 12.8.

12.8.1 General. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [***] (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, [***]

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12.8.2 Intellectual Property Disputes. [***]

[***]

12.8.4 Adverse Ruling. Any determination pursuant to this Section 12.8 that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.

12.8.5 Interim Relief and Tolling. [***].

12.9 Notices.

12.9.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) sent by facsimile transmission (with transmission confirmed), or (c) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified below or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 12.9.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 12.9.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

12.9.2 Address for Notices.

If to AbbVie, to:

[***]

with a copy (which shall not constitute notice) to:

[***]

If to Caribou, to:

[***]

[***]

12.10 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby [***]. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

12.11 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

12.12 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 5.9, ARTICLE 7 and ARTICLE 8 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach

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or threatened breach of any provision of such Section or Articles will result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 12.12 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

12.13 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

12.14 No Benefit to Third Parties. Except as provided in ARTICLE 10, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

12.15 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

12.16 Relationship of the Parties. It is expressly agreed that Caribou, on the one hand, and AbbVie, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. Neither Caribou, on the one hand, nor AbbVie, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

12.17 Performance by Affiliates. Each Party may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such Party Affiliates are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and, subject to an assignment to such Affiliate pursuant to Section 12.4, such Party shall remain liable hereunder for the prompt payment and performance of all its respective obligations hereunder.

12.18 Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

12.19 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

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12.20 Schedules. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

12.21 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[SIGNATURE PAGES FOLLOW.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

CARIBOU BIOSCIENCES, INC.

By:	/s/ Rachel E. Haurwitz

Name:	Rachel E. Haurwitz

Title:	President and CEO

[Signature Page to Collaboration and License Agreement]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

ABBVIE MANUFACTURING MANAGEMENT UNLIMITED COMPANY

By:	/s/ James Egan

Name:	James Egan

Title:	Director

[Signature Page to Collaboration and License Agreement]

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Schedule 1.59

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Schedule 1.64

Caribou CAR-T Technology Patents

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Schedule 1.67

Caribou Cas12a chRDNA Technology Patents

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Schedule 1.154

FTE Rates

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Schedule 3.2.1(A)

Initial Research Plan

(with accompanying budget and auxiliary sheets)

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Schedule 3.2.1(B)

Initial Program Slot

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Schedule 3.2.2

Reserved Targets

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Schedule 3.2.4

Unavailable Targets

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Schedule 3.9

Third Party Providers

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Schedule 8.5

Joint Press Release

PRESS RELEASE

AbbVie and Caribou Biosciences Announce Collaboration and License Agreement for CAR-T Cell Products

–	Collaboration leverages Caribou’s next-generation CRISPR genome editing technology platform and AbbVie’s antigen-specific binders

NORTH CHICAGO, Ill., and BERKELEY, Calif., Feb. XX, 2021 – AbbVie (NYSE: ABBV) and Caribou Biosciences, Inc., a leading clinical-stage CRISPR genome editing biotechnology company, announced today that they have entered into a collaboration and license agreement for the research and development of chimeric antigen receptor (CAR)-T cell therapeutics. Although allogeneic, “off-the-shelf” CAR-T cell therapies have shown early promise in some cancer patients, the need for overcoming the rejection of allogeneic CAR-T cells by the host immune system remains a key challenge to their broader development. Employing Caribou’s CRISPR genome editing platform to engineer CAR-T cells to withstand host immune attack would enable the development of the next-generation of “off-the-shelf” cellular therapies to benefit a broader patient population.

Under the multi-year agreement, AbbVie will utilize Caribou’s next-generation Cas12a CRISPR hybrid RNA-DNA (chRDNA) genome editing and cell therapy technologies to research and develop two new CAR-T cell therapies directed to targets specified by AbbVie. AbbVie will have exclusive rights to Caribou’s next-generation Cas12a chRDNA genome editing and cell therapy technologies for the selected targets. Caribou will conduct certain pre-clinical research, development, and manufacturing activities for the collaboration programs, and AbbVie will reimburse Caribou for all such activities pursuant to the collaboration. AbbVie is responsible for all clinical development, commercialization, and manufacturing efforts. AbbVie has the option to pay a fee to expand the collaboration to include up to an additional two CAR-T cell therapies. Caribou will receive $40 million in an upfront cash payment and equity investment, along with up to $300 million in future development, regulatory, and launch milestones. Caribou may also receive additional payments for commercial milestones as well as global tiered royalties.

“We are excited to partner with AbbVie on the development of new CAR-T cell therapies. This collaboration validates Caribou’s differentiated next-generation CRISPR genome editing technologies that provide best-in-class efficiency and specificity,” said Rachel Haurwitz, Ph.D., President and Chief Executive Officer of Caribou. “We believe AbbVie is an ideal partner for Caribou as we expand upon the number of targets and diseases addressable by our technologies. Genome-edited CAR-T cell therapies hold tremendous potential for patients, and this partnership accelerates our ability to address significant unmet medical need.”

“CAR-T therapies have shown to be a promising breakthrough in cancer treatment,” said Steve Davidsen, Ph.D., Vice President, Oncology Discovery, AbbVie. “Collaborating with Caribou and their cutting-edge CRISPR platform will help AbbVie advance our efforts to deliver new hope for patients.”

About AbbVie

AbbVie’s mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people’s lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology, women’s health and gastroenterology, in addition to products and services across its Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook, Instagram, YouTube and LinkedIn.

About Caribou Biosciences, Inc.

Caribou is a leading clinical-stage CRISPR genome editing biotechnology company founded by pioneers of CRISPR biology. Outside of this collaboration, Caribou is advancing an internal pipeline of allogeneic cell therapies for oncology. CB-010, Caribou’s lead allogeneic CAR-T cell program, targets CD19 and is being evaluated in a Phase 1 clinical trial for patients with relapsed/refractory B cell non-Hodgkin lymphoma. CB-011, Caribou’s second

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allogeneic CAR-T cell therapy, targets BCMA for multiple myeloma, and CB-012, Caribou’s third allogeneic CAR-T cell therapy, targets CD371 for acute myeloid leukemia. CB-011 and CB-012 are in preclinical development. Additionally, Caribou is developing iPSC-derived allogeneic natural killer (NK) cell therapies for solid tumors. Through its next-generation CRISPR genome editing technologies, Caribou is implementing multiple strategies to boost CAR-T and NK cell persistence to overcome cell exhaustion and to prevent rapid immune-mediated clearance. These sophisticated edits drive the durability of clinical benefit of these off-the-shelf medicines.

For more information about Caribou, visit www.cariboubio.com and follow the Company @CaribouBio.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

AbbVie Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, failure to realize the expected benefits from AbbVie’s acquisition of Allergan plc (“Allergan”), failure to promptly and effectively integrate Allergan’s businesses, competition from other products, challenges to intellectual property, difficulties inherent in the research and development process, adverse litigation or government action, changes to laws and regulations applicable to our industry and the impact of public health outbreaks, epidemics or pandemics, such as COVID-19. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2019 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its subsequent Quarterly Reports on Form 10-Q. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

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AbbVie Media: Gentry Lassiter +1 (224) 219-6670 Gentry.lassiter@abbvie.com	Caribou Biosciences Media: Greg Kelley +1 (617) 461-4023 Gregory.kelley@ogilvy.com

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Schedule 9.2.6(c)

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Schedule 12.8.3

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